PRELIMINARY NOTICE AND PROXY STATEMENT
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant To Section 14(A) of
the Securities Exchange Act of 1934
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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
SIPEX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS	1
PROPOSAL I TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-THREE REVERSE SPLIT OF THE OUTSTANDING SHARES OF SIPEX’S COMMON STOCK	2
PROPOSAL II TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO RESET THE TERMS OF THE CLASSES OF MEMBERS OF THE BOARD OF DIRECTORS	6
PROPOSAL III.A ELECTION OF DIRECTORS IF PROPOSAL II IS APPROVED BY THE STOCKHOLDERS	7
PROPOSAL III.B ELECTION OF DIRECTORS IF PROPOSAL II IS NOT APPROVED BY STOCKHOLDERS	9
PROPOSAL IV RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 30, 2006	12
PROPOSAL V APPROVAL OF THE 2006 EQUITY INCENTIVE PLAN	13
CORPORATE GOVERNANCE	19
COMPENSATION OF DIRECTORS	22
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	22
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	23
COMPENSATION AND OTHER INFORMATION CONCERNING EXECUTIVE OFFICERS	25
AUDIT COMMITTEE REPORT	30
STOCK PERFORMANCE GRAPH	32
CERTAIN TRANSACTIONS	33
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	34
EXPENSES AND SOLICITATION	34
DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS	34
STOCKHOLDER COMMUNICATIONS TO DIRECTORS	34
WHERE YOU CAN FIND MORE INFORMATION	35
INCORPORATION OF DOCUMENTS BY REFERENCE	35
OTHER MATTERS	36

233 South Hillview Drive
Milpitas, California 95035

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held November 30th 2006

To the Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of SIPEX Corporation, a Delaware corporation (the “Company”), will be held at the Company’s corporate offices, located at 233 South Hillview Drive, Milpitas, California 95035 on Thursday, November 30, 2006, at 10:00 a.m., local time, for the purposes of considering and acting upon the following matters:

I. To amend the Company’s certificate of incorporation to effect a one-for-three reverse split of the outstanding shares of Sipex’s common stock.

II. To amend the Company’s certificate of incorporation to reset the terms of the classes of members of the Board of Directors.

III.  A. Election of directors if proposal II is approved by the stockholders.

-or-

B. Election of directors if proposal II is not approved by the stockholders.

IV. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2006.

V. Approval of the 2006 Equity Incentive Plan.

VI. To transact such other business as may properly come before the meeting or any adjournments thereof.

Information relating to the above matters is set forth in the attached Proxy Statement. Only stockholders of record at the close of business on October 6th 2006 will be entitled to notice of and to vote at the meeting and any adjournment thereof.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

CLYDE R. WALLIN
Secretary

Milpitas, California
Date: October 27, 2006

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEEDS TO BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

SIPEX CORPORATION
233 South Hillview Drive
Milpitas, California 95035

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held November 30th 2006

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Sipex Corporation (“Sipex” or the “Company”) for use at the annual meeting of Stockholders (the “Annual Meeting”) to be held at the Sipex’s corporate offices, located at 233 South Hillview Drive, Milpitas, California 95035 on Thursday, November 30th 2006, at 10:00 a.m. local time, and at any adjournments thereof.

Only stockholders of record as of the close of business on October 6th 2006, the record date fixed by the Board of Directors, will be entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. At the close of business on October 6th 2006, there were an aggregate of 35,590,023 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company issued, outstanding and entitled to vote. The holders of Common Stock are entitled to one vote per share on any proposal presented at the Annual Meeting. Stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder’s right to attend the meeting and vote in person.

The Company’s Annual Report on Form 10-K, as amended, containing financial statements for the fiscal year ended December 31, 2005 is being mailed together with this Proxy Statement to all stockholders entitled to vote. It is anticipated that this Proxy Statement and the accompanying proxy will be first mailed to stockholders on or about October 27, 2006.

ALL PROXIES WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDERS’ INSTRUCTIONS, AND IF NO CHOICE IS SPECIFIED, THE ENCLOSED PROXY CARD (OR ANY SIGNED AND DATED COPY THEREOF) WILL BE VOTED IN FAVOR OF THE MATTERS SET FORTH IN THE ACCOMPANYING NOTICE OF MEETING.

The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other matter upon which a vote may properly be taken should be presented at the Annual Meeting, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

Quorum and Votes Required

The representation, in person or by proxy, of at least a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business. Shares represented by proxies pursuant to which votes have been withheld from any nominee for director, or which contain one or more abstentions or broker “non-votes,” are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Meeting. A “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner returns a proxy but the broker does not have discretionary voting power with respect to a particular proposal and has not received instructions from the beneficial owner.

An affirmative vote of a majority of the Common Stock outstanding on the record date of October 6, 2006 is necessary to approve each of the proposals to amend Sipex’s amended and restated certificate of incorporation, to effect a one-for-three reverse split of the outstanding shares of Sipex’s common stock and to reset the terms of the classes of members of the Board of Directors. In the election of the Class I, II and III directors, the nominees receiving the highest number of affirmative votes of the shares cast at the Annual Meeting shall be elected as Class I, II and III directors, as applicable. An affirmative vote of a majority of the Common Stock present, in person or represented by proxy and voting at the Annual Meeting is necessary to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2006.

The persons named as agents in the proxies are officers of the Company. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted. Any stockholder giving a proxy has the right to withhold authority to vote for the nominee to the Board of Directors by clearly marking the appropriate box provided on the proxy.

Revocability of Proxies

Any person giving a proxy in response to this solicitation has the power to revoke it at any time prior to the time that the proxy is voted at the annual meeting. Proxies may be revoked by any of the following actions:

•	delivering a written notice to our Corporate Secretary at our principal executive offices (233 South Hillview Drive, Milpitas, California 95035) bearing a date later than the date of the proxy stating that the proxy is revoked;

•	signing and delivering a later-dated proxy relating to the same shares to our Corporate Secretary at our principal executive offices;

•	delivering a later-dated proxy using the telephone voting procedures described on the enclosed proxy card; and

•	attending the annual meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

If your shares are held in “street name” by your broker, you must follow the directions received from your broker to change your vote.

Multiple Stockholders Sharing One Address

In some instances, we may deliver to multiple stockholders sharing a common address only one copy of this proxy statement and its attachments. If requested by phone or in writing, we will promptly provide a separate copy of the proxy statement and its attachments to a stockholder sharing an address with another stockholder. Requests by phone should be directed to our Corporate Secretary at (408) 934-7500, and requests in writing should be sent to Sipex Corporation, Attention: Corporate Secretary, 233 South Hillview Drive, Milpitas, California 95035. Stockholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.

PROPOSAL I

TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION
TO EFFECT A ONE-FOR-THREE REVERSE SPLIT
OF THE OUTSTANDING SHARES OF SIPEX’S COMMON STOCK

General

The Board of Directors has adopted a resolution approving, declaring advisable and recommending to the stockholders for their approval an amendment to the Company’s Amended and Restated Certificate of Incorporation effecting a reverse split of the Company’s common stock at a ratio of one post-split share for three pre-split shares. If this proposal is approved, the Company will file with the Secretary of State of the State of Delaware an amendment effecting the one-for-three reverse stock split, provided however, that the Board of Directors will have the ability to decline to file the amendment if they subsequently determine that the reverse split is no longer in the best interests of the Company. The proposed amendment is attached hereto as Appendix A.

The amendment, if approved by the stockholders and filed with the Secretary of State of the State of Delaware, would give effect to a reverse split of the shares of Sipex’s issued and outstanding common stock, but it would not change the number of authorized shares of common stock or preferred stock or the par value of Sipex’s common stock or preferred stock.

Purpose

The Board of Directors approved the amendment and the one-for-three reverse stock split because (i) the Board of Directors believes a reverse stock split is an effective means for the Company to meet the listing requirements of Nasdaq Global Market so that Sipex’s common stock may be listed on the Nasdaq Global Market and (ii) because the Board of Directors believes a higher stock price may help generate investor interest in the Company.

Nasdaq Global Market Listing.  Sipex’s common stock is currently quoted on the Pink Sheets, electronic quotation system under the symbol “SIPX.PK.” The Board of Directors believes that listing on the Nasdaq Global Market would provide a broader market for Sipex’s common stock and would facilitate the use of Sipex’s common stock in financing transactions. The Board of Directors approved the reverse stock split proposal partly as a means, if necessary, of increasing the share price of Sipex’s common stock above $5.00 per share to meet the listing requirement of Nasdaq Global Market.

Potential Increased Investor Interest.  In seeking stockholder approval for authority to effect a reverse stock split, the Board of Directors considered that the low trading price of Sipex’s common stock may discourage brokerage firms from recommending it to their clients. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the Board of Directors believes that many investment funds may be reluctant to invest in lower priced stocks for a variety of reasons, including increased price volatility.

The Reverse Stock Split May Not Result in an Increase in the Per Share Price of Our Common Stock; There Are Other Risks Associated With the Reverse Stock Split

We cannot be certain whether the reverse stock split would increase the trading price for our common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•	the trading price per share of our Common Stock after the reverse stock split would rise in proportion to the reduction in the number of pre-split shares of common stock outstanding before the reverse stock split;

•	the market price per post-split share would either exceed or remain in excess of the $5.00 minimum price as required by the Nasdaq Global Market for Sipex’s common stock to be listed or that we would otherwise meet the requirements of Nasdaq for listing on the Nasdaq Global Market; and

•	the reverse stock split would result in a per share price that would attract brokers and investors who do not trade in lower priced stocks.

The market price of our common stock would also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is consummated and the trading price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split. Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Principal Effects of the Reverse Stock Split

If approved by the stockholders, the reverse stock split would occur simultaneously for all of the Company’s common stock and the ratio of one post-split share for three pre-split shares would be the same for all of such shares. The reverse stock split would affect all stockholders uniformly and would not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the reverse stock split would otherwise result in any stockholder owning a fractional share. As described below under “Effect on Fractional Stockholders,” registered stockholders otherwise entitled to fractional shares would be entitled to cash payments in lieu of such fractional shares. Such cash payments would reduce the number of post-split stockholders to the extent there are stockholders who otherwise would be entitled to receive less than one common share of the Company after the reverse stock split. This, however, is not the purpose for which Sipex’s Board of Directors is recommending the reverse stock split. In addition, the reverse stock split would not affect any stockholder’s proportionate voting rights (subject to the treatment of fractional shares). Each share of common stock outstanding after the reverse stock split would be entitled to one vote and would remain fully paid and non-assessable. Sipex would continue to be subject to the periodic reporting requirements of the Exchange Act.

The principal effects of the reverse stock split would be that:

•	Based on shares outstanding as of October 6, 2006, in the event of a reverse stock split, the number of shares of the Company’s Common Stock issued and outstanding would be reduced from approximately 35.6 million shares to approximately 11.9 million shares, a decrease of approximately 23.7 million shares, or 67%.

•	The exercise or conversion price and the number of shares of Common Stock issuable under the Company’s outstanding warrants and options and any other similar rights or securities would be proportionately adjusted upon the reverse stock split based on the ratio of one post-split share for three pre-split shares, the same ratio used with regard to common stock outstanding.

A reduction in the number of outstanding shares of the Company’s common stock could result in decreased liquidity in Sipex’s Common Stock. In addition, the reverse stock split could result in some stockholders owning “odd lots” of less than one hundred (100) shares of the Company’s Common Stock on a post-split basis. Odd lots may be more difficult to sell, or may require greater transaction costs per share to sell than do “board lots” of even multiples of one under (100) shares.

Effect on Fractional Stockholders.  No scrip or fractional shares would be issued if, as a result of the reverse stock split, a registered stockholder would otherwise become entitled to a fractional share. Instead, the Company would pay to the registered stockholder, in cash, the value of any fractional share interest arising from the reverse stock split. The cash payment would equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the reverse stock split) of our common stock, during the ten (10) trading days preceding the date that is five (5) days before the effective time of the reverse stock split. If such price is not available, the fractional share payment would be based on the average of the last bid and ask prices of our common stock on such days or other prices determined by the Board of Directors. No transaction costs would be assessed to stockholders for the cash payment. Stockholders would not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date payment is made for their fractional shares.

If you do not hold sufficient shares of pre-split Common Stock to receive at least one post-split share of Common Stock and you want to hold Sipex’s Common Stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed before the reverse stock split is effected:

(1) purchase a sufficient number of shares of common stock so that you would hold at least that number of shares of common stock in your account prior to the implementation of the reverse stock split that would entitle you to receive at least one common share on a post-split basis; or

(2) if applicable, consolidate your accounts so that you hold at least that number of shares of the Company’s common stock in one account prior to the reverse stock split that would entitle you to at least one share of common stock on a post- split basis. Common stock held in registered form (that is, shares held by you in your own name on the Company’s share register maintained by its transfer agent) and common stock held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and would not be aggregated when implementing the reverse stock split. Also, shares of our common stock held in registered form, but in separate accounts by the same investor, would not be aggregated when implementing the reverse stock split.

After the reverse stock split, then current stockholders would have no further interest in the Company with respect to their fractional shares. A person otherwise entitled to a fractional share interest would not have any voting, dividend or other rights in respect of their fractional interest except to receive the cash payment as described above. Such cash payments would reduce the number of post-split stockholders to the extent that there are stockholders holding fewer than three pre-split shares. This, however, is not the purpose for which the Company is effecting the reverse stock split.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Sipex is domiciled and where the funds would be deposited, sums due to stockholders in payment for fractional shares that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect on Non-registered Stockholders.  Non-registered stockholders holding their common shares through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by the Company for registered stockholders, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of fractional share. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

Effect on Authorized Shares.  The number of authorized shares of common stock would not be effected by the reverse stock split. The Company would continue to have sixty million (60,000,000) authorized shares of Common Stock. The Company would also continue to have one million (1,000,000) authorized shares of preferred stock.

Effect on Accounting Matters.  The reverse stock split would not affect the par value of Sipex’s common stock. As a result, on the effective date of the reverse stock split, the stated capital on Sipex’s balance sheet attributable to Sipex’s common stock would be reduced in proportion to the ratio of the reverse split. The per share net income or loss and net book value of Sipex’s common stock would be increased because there would be fewer shares of Sipex’s common stock outstanding.

Potential Anti-Takeover Effect.  Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of Sipex’s Board of Directors or contemplating a tender offer or other transaction for the combination of Sipex with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate Sipex’s shares of common stock or obtain control of Sipex, nor is it part of a plan by management to recommend a series of similar amendments to Sipex’s Board of Directors and stockholders.

Effect on Stock Certificates.  If Sipex’s stockholders approve the reverse stock split, we would file an amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware. The reverse stock split would become effective at the time specified in the amendment, which we refer to as the “effective time.”

If the stockholders approve the reverse stock split, registered stockholders will be sent a transmittal letter from the Company’s transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal would contain instructions on how to surrender your certificate(s) representing your pre-split shares to the transfer agent. The transfer agent would forward to each registered stockholder who has sent the required documents a new share certificate representing the number of post-split shares of common stock to which the stockholder is entitled. Until surrendered, each share certificate representing pre-split shares of the common stock of the Company would be deemed for all purposes to represent the number of whole shares of post-split common shares, and the right to receive a cash payment in lieu of any fractional shares (without interest), to which the holder is entitled as a result of the reverse stock split. If a registered stockholder is entitled to a payment in lieu of any fractional share, such payment would be made as described above under “Effect on Fractional Stockholders.”

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

No Dissenter’s Rights

Under the Delaware General Corporation Law, Sipex’s stockholders are not entitled to dissenter’s rights with respect to the reverse stock split, and Sipex would not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the reverse stock split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-split shares were, and the post-split shares would be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”) (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-split shares for post-split shares pursuant to the reverse stock split. The aggregate tax basis of the post-split shares received in the reverse stock split (including any fraction of a post-split share deemed to have been received) would be the same as the stockholder’s aggregate tax basis in the pre-split shares exchanged therefor. In general, stockholders who receive cash upon redemption of their fractional share interests in the post-split shares as a result of the reverse stock split would recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The federal income tax liability, if any, generated by the receipt of cash in lieu of a fractional interest should not be material in amount in view of the low value of the fractional interest. The stockholder’s holding period for the post-split shares would include the period during which the stockholder held the pre-split shares surrendered in the reverse stock split.

Our view regarding the tax consequence of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

Vote Required; Recommendation of Board

The affirmative vote of the holders of a majority of the shares of our issued and outstanding common stock entitled to vote will be required to approve this Proposal I.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-THREE REVERSE SPLIT OF THE OUTSTANDING SHARES OF SIPEX’S COMMON STOCK.

PROPOSAL II

TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION
TO RESET THE TERMS OF THE CLASSES OF MEMBERS OF THE BOARD OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation, or the Certificate of Incorporation, and Amended and Restated Bylaws, or the Bylaws, currently provide that the Board of Directors shall be divided into three classes designated as Class I, Class II and Class III. The term of each director in these three classes is for three years following election, or until earlier death, resignation or retirement. The Certificate of Incorporation and Bylaws provide that the Class II directors’ terms were to have expired at the annual meeting of stockholders to be held in 2005 and that the Class III directors’ terms are to expire at the annual meeting of stockholders to be held in 2006. Due to the fact that the Company was unable to hold its annual meeting of stockholders in the year 2005, we did not elect any directors in 2005, and the Class II directors’ terms will therefore expire at the Annual Meeting along with the Class III directors’ terms.

In order to correct this situation and maintain the appropriate classification of our board of directors, the Board of Directors has adopted a resolution approving, declaring advisable and recommending to the stockholders for their approval of an amendment to the Company’s Amended and Restated Certificate of Incorporation to reset the terms of the classes of members of the Board of Directors.

If this proposal is approved, the Company immediately will file with the Secretary of State of the State of Delaware an amendment effecting the resetting of the terms of the classes of members of the Board of Directors. The form of the proposed amendment is attached hereto as Appendix B.

If this amendment is approved the Board of Directors will remain divided into three classes designated as Class I, Class II and Class III, with Class I to be originally elected for a term expiring at the first annual meeting of stockholders after the filing of the amendment, Class II to be originally elected for a term expiring at the second annual meeting of stockholders to be held after the filing of the amendment and Class III to be originally elected for the term expiring at the third annual meeting of stockholders to be held after the filing of the amendment. Directors elected to succeed those original directors in each class at succeeding annual stockholder meetings shall serve until the third annual meeting of stockholders after their election, or until their earlier death, resignation or retirement. Any vacancies in the Board of Directors may be filled by the existing Board of Directors, and such new director will serve for the remainder of the full term of the class of directors to which he or she was appointed, or until his or her earlier death, resignation or retirement. For a discussion of the individuals currently designated to initially serve in each class and a brief biography of each, see the sections entitled “Proposal III.A” beginning on page 7.

A classified board delays the ability of a majority stockholder to change the composition of the majority of the board of directors. Rather than having the ability to change the composition of the entire Board of Directors at the first annual meeting of stockholders, a controlling stockholder will need to wait for an additional meeting to control the Board of Directors. However, the classified board will also have the effect of rendering it more difficult to accomplish, and therefore discourage, an unfriendly merger or tender offer, even if such a transaction would be favorable to stockholders. In addition, the classified board will make it more difficult for stockholders to remove directors, or otherwise gain control of the board of directors, and therefore the ability to change the incumbent management of the Company.

Vote Required; Recommendation of Board

The affirmative vote of the holders of a majority of our issued and outstanding shares of common stock entitled to vote will be required to approve this Proposal II.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT THE RESETTING OF CLASSES OF THE BOARD OF DIRECTORS.

PROPOSAL III.A

ELECTION OF DIRECTORS IF PROPOSAL II IS APPROVED BY THE STOCKHOLDERS

If Proposal II described above is approved by the stockholders at the Annual Meeting, and subject to the filing of the proposed amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the nominees for election at the Annual Meeting are: For Class I: Mr. Thomas Redfern and Mr. John D. Arnold. For Class II: Mr. Ralph Schmitt and Mr. Brian Hilton. For Class III: Mr. Dan Casey, Mr. Pierre Guilbault and Mr. Alan Krock. The Governance and Nominating Committee of our Board of Directors declined to nominate Mr. Joseph Consoli, Mr. Douglas McBurnie and Mr. Lionel Olmer for election, but wishes to thank each of them for their service and dedication to the Company and wishes them the best in their future endeavors. The Corporate Governance and Nominating Committee of our Board of Directors has reviewed and evaluated each of these nominees to the Board and has recommended, and our Board of Directors has approved, each of these nominees for election to the Board as a Class I, II or III director, respectively, to hold office until the Annual Meeting of Stockholders: for Class I the first annual meeting of stockholder to be held after the filing of the amendment to the Certificate of Incorporation, which is expected to be held in 2007, for Class II the second annual meeting of stockholder to be held after the filing of the amendment to the Certificate of Incorporation, which is expected to be held in 2008 and for Class III the third annual meeting of stockholder to be held after the filing of the amendment to the Certificate of Incorporation, which is expected to be held in 2009, or until each director’s successor has been duly elected and qualified or until each director’s earlier resignation or removal. Each of Messrs. Redfern, Arnold, Schmitt, Hilton, Casey, Guilbault and Krock has indicated his willingness to serve; however, if any of them should be unable or unwilling to serve if elected; the proxies will be voted for the election of a substitute nominee designated by the Board of Directors or there will remain a vacancy on the Board of Directors. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for Messrs Redfern, Arnold, Schmitt, Hilton, Casey, Guilbault and Krock, will be voted FOR the election of Messrs. Redfern, Arnold, Schmitt, Hilton, Casey, Guilbault and Krock.

The following table sets forth for each nominee the year each director first became a director, his age, the positions currently held by each director with the Company, the year each director’s term will expire and the class of director of each director. Additional information regarding each nominee appears after the table.

Nominee or Director’s Name and
Year Nominee or Director First			Year Term	Class of
Became a Director	Age	Position(s) Held	Will Expire	Director

NOMINEE:
Thomas Redfern (2003)	66	Director	2007	I
John Arnold (2004)	51	Director	2007	I
Ralph Schmitt (2005)	45	Director and Chief Executive Officer	2008	II
Brian Hilton (2004)	63	Chairman of the Board	2008	II
Dan Casey (2006)	51	Director	2009	III
Pierre Guilbault (2006)	52	Director	2009	III
Alan Krock (2006)	45	Director	2009	III

Nominee for Election at the Annual Meeting

Mr. Redfern has been a director of the Company since 2003. From 1989 through 2001, Mr. Redfern was with National Semiconductor, a manufacturer of semiconductor products, in various technical and management roles in the field of analog product development and circuit design. In particular, Mr. Redfern guided product development in the Interface and Peripheral Group, Audio/Video Group and the Analog Products Group. Before his retirement from National Semiconductor in 2001, Mr. Redfern was a Fellow and a technical advisor in the Analog Products Group. Prior to National Semiconductor, Mr. Redfern served for seven years as the Director of MOS Design at Linear Technology, a manufacturer of linear integrated circuits. Mr. Redfern serves on the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Mr. Arnold has been a director of the Company since 2004. He has been in private law practice since 1988, primarily representing technology companies with relationships with Asian investors and/or manufacturers. Prior to 1988, Mr. Arnold was employed with the law firms of Wilson, Sonsini, Goodrich & Rosati in Palo Alto, California and Foley & Lardner in Milwaukee, Wisconsin. Mr. Arnold is also a member of the board of directors of Measurement Specialties Inc. Mr. Arnold serves as Chairman of the Audit Committee and is on the Nominating and Corporate Governance Committee.

Mr. Schmitt is Chief Executive Officer and has been a director since 2005. Mr. Schmitt received his BSEE from Rutgers University and began his career as a Computer and Communications System Hardware Designer. Prior to joining Sipex, Mr. Schmitt was the VP of Sales and Marketing at Cypress where he was responsible for the transformation of the organization and strategy from a product-based to a market-based approach. Throughout his careers he has had considerable market exposure to the Asian market place as well as broad end markets including wireless, wireline, computation, consumer and industrial. Mr. Schmitt also served on the boards of Cypress subsidiaries, Silicon Light Machines and Cypress Microsystems, and on the boards of privately held companies like Azanda Networks and Stargen.

Mr. Hilton is Chairman of the Board and has been a director since 2004 and has over 35 years of experience in the semiconductor industry. Most recently, Mr. Hilton was president of Avnet Electronics Marketing, a global electronics distributor. In this role, Mr. Hilton was responsible for building Avnet’s Asian business and expanding their presence in Europe, the Middle East and Africa. Prior to Avnet, Mr. Hilton spent 30 years at Motorola Inc., reaching the position of corporate VP and director of worldwide sales and marketing for Motorola’s Semiconductor

Products Sector (SPS). Mr. Hilton serves on the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Mr. Casey was appointed to the board of directors in September 2006. He is currently an Executive Vice President with Future Electronics, an affiliate of Sipex’s largest stockholder and its largest distributor. He has been with Future for 14 years and during that time has been posted in London, where he managed Future’s European operations and in Singapore, where he managed Future’s Asian operations. He is currently responsible for International Operations and is based out of Future’s head office in Montreal, Canada. Prior to Future Electronics, he was President of a division of ABB, Canada. He was employed at ABB for over 13 years.

Mr. Guilbault was appointed to the board of directors in September 2006. He has been with Future Electronics, an affiliate of Sipex’s largest stockholder and its largest distributor, since 2002 as Executive Vice President and CFO. Prior to joining Future, he was Executive Vice President and CFO of Steinberg, Inc., Executive Vice President and CFO of My Virtual Model, Inc. and Executive Vice President and CFO of Motion International, Inc.

Mr. Krock was appointed to the board of directors in September 2006. He is a Vice President and CFO of PMC-Sierra, Inc. Prior to PMC-Sierra, Mr. Krock was the Vice President and CFO at Integrated Device Technology, Inc., where he managed all aspects of the company’s financial and administrative functions. He also served as IDT’s Vice President and Corporate Controller and oversaw domestic and worldwide financial reporting and systems. Prior to joining IDT, Mr. Krock was Corporate Controller for Rohm USA and a senior manager at Price Waterhouse, now Price Waterhouse Coopers, in the United States and Australia. Mr. Krock brings a wealth of experience to the Board in the areas of current public financial requirements, mergers and acquisitions.

There are no family relationships between any director or executive officer.

Vote Required and Board of Directors’ Recommendation

The nominees receiving the highest number of affirmative votes of the shares cast at the Annual Meeting will be elected as the Class I, II and III directors.

THE BOARD OF DIRECTORS HAS APPROVED MESSRS.  REDFERN, ARNOLD, SCHMITT, HILTON, CASEY, GUILBAULT AND KROCK AS ITS NOMINEES AND RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF THESE NOMINEES.

PROPOSAL III.B

ELECTION OF DIRECTORS IF PROPOSAL II IS NOT APPROVED BY STOCKHOLDERS

If Proposal II described above is not approved by the stockholders at the Annual Meeting, the Board of Directors will remain divided into three classes as currently provided by Article VI.A of the Amended and Restated Certificate of Incorporation. As discussed in Proposal II above, each Class II director’s term should have expired at the annual meeting of stockholders had such meeting been held in 2005. However, as the Company was unable to hold in annual meeting of stockholders in 2005. As such, the Class II directors’ terms will expire at the Annual Meeting along with the Class III directors’ terms, which will also expire at the Annual Meeting. Therefore, each Class II and Class III director is subject to election if Proposal II, which will reset the terms of the classes of the members of the Board of Directors, is not approved by the stockholders at the Annual Meeting. All directors will hold office until their successors have been duly elected and qualified or until his or her earlier death, resignation or removal.

As of October 6, 2006, Douglas McBurnie, Thomas P. Redfern and Dan Casey were the Class I Directors; John A. Arnold, Brian Hilton, Lionel Olmer and Pierre Guilbault were the Class II Directors; and Ralph Schmitt, Joseph Consoli and Alan Krock were the Class III Directors.

If Proposal II described above is not approved by the stockholders at the Annual Meeting, the nominees for election at the Annual Meeting are: For Class II: Mr. John A. Arnold, Mr. Brian Hilton and Mr. Pierre Guilbault. For Class III: Mr. Ralph Schmitt, the Company’s chief executive officer and Mr. Alan Krock. The Corporate Governance and Nominating Committee of our Board of Directors has reviewed and evaluated each of these nominees to the Board and has recommended, and our Board of Directors has approved, each of these nominees for election to the Board as a Class II or Class III Director, respectively, to hold office until the third succeeding annual meeting of stockholders after the Annual Meeting, which is expected to be held in 2009, or until each director’s successor has been duly elected and qualified or until the director’s earlier death, resignation or removal. Each of Messrs. Arnold, Hilton, Guilbault, Schmitt and Krock has indicated his willingness to serve; however if any of them should be unable or unwilling to serve if elected; the proxies will be voted for the election of a substitute nominee designated by the Board of Directors or there will remain a vacancy on the Board of Directors. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for Messrs. Arnold, Hilton, Guilbault, Schmitt and Krock, will be voted FOR the election of Messrs. Arnold, Hilton, Guilbault, Schmitt and Krock.

The following table sets forth for each nominees and for each director whose term of office will extend beyond the Annual Meeting, the year each director first became a director, his age, the positions currently held by each director with the Company, the year each director’s term will expire and the class of director of each director. Additional information regarding each nominee and each director whose term of office will extend beyond the Annual Meeting appears after the table.

Nominee or Director’s Name and
Year Nominee or Director First			Year Term	Class of
Became a Director	Age	Position(s) Held	Will Expire	Director

NOMINEE:
Brian Hilton (2004)	63	Chairman of the Board	2009	II
John Arnold (2004)	51	Director	2009	II
Pierre Guilbault (2006)	52	Director	2009	II
Alan Krock (2006)	45	Director	2009	III
Ralph Schmitt (2005)	45	Director and Chief Executive Officer	2009	III
CONTINUING DIRECTORS:
Douglas McBurnie (2000)	63	Director	2008	I
Thomas Redfern (2003)	66	Director	2008	I
Dan Casey (2006)	51	Director	2008	I

NOMINEE FOR ELECTION AT THE ANNUAL MEETING

Mr. Guilbault was appointed to the board of directors in September 2006. He has been with Future Electronics, an affiliate of Sipex’s largest stockholder and its largest distributor, since 2002 as Executive Vice President and CFO. Prior to joining Future, he was Executive Vice President and CFO of Steinberg, Inc., Executive Vice President and CFO of My Virtual Model, Inc. and Executive Vice President and CFO of Motion International, Inc.

Mr. Krock was appointed to the board of directors in September 2006. He is a Vice President and CFO of PMC-Sierra, Inc. Prior to PMC-Sierra, Mr. Krock was the Vice President and CFO at Integrated Device Technology, Inc., where he managed all aspects of the company’s financial and administrative functions. He also served as IDT’s Vice President and Corporate Controller and oversaw domestic and worldwide financial reporting and systems. Prior to joining IDT, Mr. Krock was Corporate Controller for Rohm USA and a senior manager at Price Waterhouse, now Price Waterhouse Coopers, in the United States and Australia. Mr. Krock brings a wealth of experience to the Board in the areas of current public financial requirements, mergers and acquisitions.

Mr. Schmitt is Chief Executive Officer and has been a director since 2005. Mr. Schmitt received his BSEE from Rutgers University and began his career as a Computer and Communications System Hardware Designer. Prior to joining Sipex, Mr. Schmitt was the VP of Sales and Marketing at Cypress where he was responsible for the transformation of the organization and strategy from a product-based to a market-based approach. Throughout his careers he has had considerable market exposure to the Asian market place as well as broad end markets including wireless, wireline, computation, consumer and industrial. Mr. Schmitt also served on the boards of Cypress subsidiaries, Silicon Light Machines and Cypress Microsystems, and on the boards of privately held companies like Azanda Networks and Stargen.

Mr. Arnold has been a director of the Company since 2004. He has been in private law practice since 1988, primarily representing technology companies with relationships with Asian investors and/or manufacturers. Prior to 1988, Mr. Arnold was employed with the law firms of Wilson, Sonsini, Goodrich & Rosati in Palo Alto, California and Foley & Lardner in Milwaukee, Wisconsin. Mr. Arnold is also a member of the board of directors of Measurement Specialties Inc. Mr. Arnold serves as Chairman of the Audit Committee and is on the Nominating and Corporate Governance Committee.

Mr. Hilton is Chairman of the Board and has been a director since 2004 and has over 35 years of experience in the semiconductor industry. Most recently, Mr. Hilton was president of Avnet Electronics Marketing, a global electronics distributor. In this role, Mr. Hilton was responsible for building Avnet’s Asian business and expanding their presence in Europe, the Middle East and Africa. Prior to Avnet, Mr. Hilton spent 30 years at Motorola Inc., reaching the position of corporate VP and director of worldwide sales and marketing for Motorola’s Semiconductor Products Sector (SPS). Mr. Hilton serves as on Audit, Compensation and is on the Nominating and Corporate Governance Committee.

DIRECTORS WHOSE TERMS EXTEND BEYOND THE MEETING

Mr. McBurnie has been a director of the Company since July 2000 and has been Chairman of the Board from June 2002 to August 2004. Mr. McBurnie also served as the Company’s acting Chief Executive Officer from June 2002 to August 2002 and again from December 2004 to July 2005. Mr. McBurnie was formerly Senior Vice President, Computer, Consumer & Network Products Group, of VLSI Technology. From June 1994 to August 1997, Mr. McBurnie was with National Semiconductor, where he was Senior Vice President and General Manager of its Communications and Consumer Group. Previously, Mr. McBurnie was Vice President and General Manager of National Semiconductor’s Local Area Network Division. Prior to joining National Semiconductor, he held key executive positions at a number of Silicon Valley companies, including Xidex Corporation, a manufacturer of data storage media, Precision Monolithics, Inc., a semiconductor company, and Fairchild Semiconductor, a semiconductor company. Mr. McBurnie also served as a member of the board of directors of Oryx Technology Corporation from May 1997 until May 2003.

Mr. Redfern has been a director of the Company since 2003. From 1989 through 2001, Mr. Redfern was with National Semiconductor, a manufacturer of semiconductor products, in various technical and management roles in the field of analog product development and circuit design. In particular, Mr. Redfern guided product development in the Interface and Peripheral Group, Audio/Video Group and the Analog Products Group. Before his retirement from National Semiconductor in 2001, Mr. Redfern was a Fellow and a technical advisor in the Analog Products Group. Prior to National Semiconductor, Mr. Redfern served for seven years as the Director of MOS Design at Linear Technology, a manufacturer of linear integrated circuits. Mr. Redfern serves on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee

Mr. Casey was appointed to the board of directors in September 2006. He is currently an Executive Vice President with Future Electronics, an affiliate of Sipex’s largest stockholder and its largest distributor. He has been with Future for 14 years and during that time has been posted in London, where he managed Future’s European operations and in Singapore, where he managed Future’s Asian operations. He is currently responsible for International Operations and is based out of Future’s head office in Montreal, Canada. Prior to Future Electronics, he was President of a division of ABB, Canada. He was employed at ABB for over 13 years.

There are no family relationships between any director or executive officer.

Vote Required and Board of Directors’ Recommendation

The nominees receiving the highest number of affirmative votes of the shares cast at the Annual Meeting will be elected as the Class II or Class III directors.

THE BOARD OF DIRECTORS HAS APPROVED MESSRS. ARNOLD, HILTON, GUILBAULT, SCHMITT AND KROCK AS ITS NOMINEES AND RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF THESE NOMINEES

PROPOSAL IV

RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE FISCAL YEAR ENDING DECEMBER 30, 2006

The Audit Committee of the Board of Directors has approved the appointment of Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of Sipex for the fiscal year ending December 30, 2006, and recommends that the stockholders ratify such appointment. In the event the ratification is not approved, the Audit Committee of the Board of Directors will consider whether it should select another independent registered public accounting firm.

The Company has been advised that a representative of Deloitte & Touche LLP will be present at the Annual Meeting, will be available to respond to appropriate questions, and will be given an opportunity to make a statement if he or she so desires.

Fees Paid to Deloitte & Touche LLP

The Company retained Deloitte & Touche LLP to audit the consolidated financial statements for the fiscal years ended December 31, 2005 and January 1, 2005.

The aggregate fees billed or to be billed for the following professional services are as follows (in thousands):

	2005	2004

Audit fees(1)	$1,911	$2,384
Audit related fees(2)	—	—
Tax fees(3)	20	—
All other fees(4)	129	7

Total	$2,060	$2,391

(1)	Audit fees were for professional services rendered in connection with the audit of our annual financial statements and the review of its quarterly financial statements.

(2)	Deloitte & Touche LLP did not perform any audit related services in 2005 and 2004.

(3)	Deloitte & Touche LLP performed tax consulting services in connection with the Silan deal in 2005.

(4)	All other fees were for professional services rendered other than audit, audit-related or tax fees. For 2004, the fees were primarily for a Form S-8 filing. The fees for 2005 primarily related to our internal investigation.

The Company’s Audit Committee has determined that the provision of the services provided by Deloitte & Touche LLP as set forth herein are compatible with maintaining Deloitte & Touche LLP’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Vote Required and Board of Directors’ Recommendation

Stockholder ratification of the selection of Deloitte & Touche LLP as our independent auditors is not required by our bylaws or any other applicable legal requirement. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, however, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

The affirmative vote of the holders of a majority of the shares of our Common Stock present or represented and voting at the Annual Meeting will be required to approve this Proposal IV.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS SIPEX’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2006 FISCAL YEAR.

PROPOSAL V

APPROVAL OF THE
2006 EQUITY INCENTIVE PLAN

The stockholders are being asked to approve a new 2006 Equity Incentive Plan (the “Incentive Plan”). The Board has approved the Incentive Plan, subject to approval from the stockholders at the Annual Meeting.

The Board believes that long-term incentive compensation programs align the interests of management, employees and the stockholders to create long-term stockholder value. The Board believes that plans such as the Incentive Plan increase the Company’s ability to achieve this objective by allowing for several different forms of long-term incentive awards, which the Board believes will help the Company to recruit, reward, motivate and retain talented personnel. The recent changes in the equity compensation accounting rules, which became effective for the Company in 2005, also make it important to have greater flexibility under the Company’s employee equity incentive plan. As the new equity compensation accounting rules come into effect for all companies, competitive equity compensation practices may change materially, especially as they pertain to the use of equity compensation vehicles other than stock options, such as restricted stock awards.

The Board believes strongly that the approval of the Incentive Plan is essential to the Company’s continued success. In particular, the Board believes that the Company’s employees are its most valuable assets and that the awards permitted under the Incentive Plan are vital to the Company’s ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which the Company competes. Such awards also are crucial to the Company’s ability to motivate employees to achieve its goals.

Vote Required; Recommendation of the Board of Directors

The approval of the Incentive Plan requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE ADOPTION OF THE 2006 EQUITY INCENTIVE PLAN AND THE NUMBER OF SHARES RESERVED FOR ISSUANCE UNDER THE INCENTIVE PLAN.

Description of the 2006 Equity Incentive Plan

The following is a summary of the principal features of the Incentive Plan and its operation. The summary is qualified in its entirety by reference to the Incentive Plan itself set forth in Appendix C.

General.

The Incentive Plan provides for the grant of the following types of incentive awards: (i) stock options, (ii) stock appreciation rights, and (iii) restricted stock. Each of these is referred to individually as an “Award.” Those who will be eligible for Awards under the Incentive Plan include employees, directors and consultants who provide services to the Company or any parent or subsidiary of the Company. As of October 6, 2006, approximately 360 employees, directors and consultants would be eligible to participate in the Incentive Plan. The Company’s named executive officers are eligible to receive Awards under the Incentive Plan and therefore have an interest in this proposal.

Number of Shares of Common Stock Available Under the Incentive Plan.

The Board has reserved 1,500,000 shares (if the reverse stock split proposed under Proposal I (the “Reverse Stock Split”) is approved, this number will automatically be adjusted to 500,000 shares) of the Company’s common stock for issuance under the Incentive Plan. The shares may be authorized, but unissued, or reacquired common stock. As of October 6, 2006, no Awards have been granted under the Incentive Plan.

If an Award expires, becomes unexercisable without having been fully exercised (or, with respect to restricted stock, is forfeited or repurchased due to failure to vest) or is surrendered pursuant to a program by which the exercise price is reduced, exchanged for another Award or cash or transferred to a financial institution or other entity selected by the plan administrator (each such program, an “exchange program”), the unpurchased, forfeited or repurchased shares of Company Common Stock generally will be returned to the available pool of shares reserved for issuance under the Incentive Plan. With respect to stock appreciation rights, only shares actually issued pursuant to the Award will cease to be available under the Incentive Plan. Shares actually issued under the Incentive Plan (other than forfeited or repurchased shares of restricted stock) will not be returned to the 2005 Plan and will not be available for future issuance under the Incentive Plan. Shares used to pay the exercise price of an Award or to satisfy tax withholding obligations related to an Award will become available for future grant under the Incentive Plan.

If the Company declares a dividend or other distribution or engages in a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Company’s common stock, the administrator of the plan will adjust the number and class of shares that may be delivered under the Incentive Plan, the number, class, and price of shares covered by each outstanding Award, the numerical per-person limits on Awards, and the number of shares subject to the automatic non-employee director grants, discussed below.

Administration of the Incentive Plan.

The Board, or a committee of directors or of other individuals satisfying applicable laws and appointed by the Board (referred to herein as the “Administrator”), will administer the Incentive Plan. To make grants to certain of the Company’s officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, and as “outside directors” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) so that the Company can receive a federal tax deduction for certain compensation paid under the Incentive Plan. Subject to the terms of the Incentive Plan, the Administrator has the sole discretion to select the employees, consultants, and directors who will receive Awards, determine the terms and conditions of Awards, and to interpret the provisions of the Incentive Plan and outstanding Awards. Notwithstanding the foregoing, the Administrator may not institute an exchange program unless the exchange program is approved by the Company’s stockholders.

Options.

The Administrator is able to grant nonstatutory stock options and incentive stock options under the Incentive Plan. The Administrator determines the number of shares subject to each option, although the Incentive Plan provides that a participant may not receive options or stock appreciation rights covering more than an aggregate of 1,100,000 shares (if the Reverse Stock Split is approved, this number will automatically be adjusted to approximately 366,666 shares) in any fiscal year, except that this limit will be 1,500,000 shares (if the Reverse Stock Split is approved, this number will automatically be adjusted to 500,000 shares) in a participant’s first fiscal year of Company service.

The Administrator determines the exercise price of options granted under the Incentive Plan, provided the exercise price must be at least equal to the fair market value of the Company’s common stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of the Company’s outstanding stock must be at least 110% of the fair market value of the common stock on the grant date.

The term of each option will be stated in the Award agreement, provided that in the case of an incentive stock option, the term will be ten years from the date of grant or such shorter term as may be provided in the Award agreement. With respect to any participant who owns 10% of the voting power of all classes of the Company’s outstanding capital stock, the term of an incentive stock option may not exceed five years.

After a termination of service with the Company, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the Award agreement. If no such period of time is stated in the participant’s Award agreement, the participant will generally be able to exercise his or her option for (i) ninety days following his or her termination for reasons other than death or disability, and (ii) twelve months following his or her termination due to death or disability. In no event may an option be exercised later than the expiration of its term.

Stock Appreciation Rights.

The Administrator will be able to grant stock appreciation rights, which are the rights to receive the appreciation in fair market value of common stock between the exercise date and the date of grant. The Company can pay the appreciation in either cash or shares of common stock. Stock appreciation rights will become exercisable at the times and on the terms established by the Administrator, subject to the terms of the Incentive Plan. The Administrator, subject to the terms of the Incentive Plan, will have complete discretion to determine the terms and conditions of stock appreciation rights granted under the Incentive Plan; provided, however, that the exercise price may not be less than 100% of the fair market value of a share on the date of grant. No participant will be granted stock appreciation rights or stock options covering more than an aggregate of 1,100,000 shares (if the Reverse Stock Split is approved, this number will automatically be adjusted to approximately 366,666 shares) in any fiscal year, except that this limit will be 1,500,000 shares (if the Reverse Stock Split is approved, this number will automatically be adjusted to 500,000 shares) in a participant’s first fiscal year of Company service.

After termination of service with the Company, a participant will be able to exercise the vested portion of his or her stock appreciation right for the period of time stated in the Award agreement. If no such period of time is stated in a participant’s Award agreement, a participant will generally be able to exercise his or her stock appreciation right for (i) ninety days following his or her termination for reasons other than death or disability, and (ii) twelve months following his or her termination due to death or disability. In no event will a stock appreciation right be exercised later than the expiration of its term.

Restricted Stock.

Awards of restricted stock are rights to acquire or purchase shares of the Company’s common stock, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. For example, the Administrator may set restrictions based on the achievement of specific performance objectives, on the continuation of service to the Company or any other basis. The Award agreement will generally grant the Company a right to repurchase or reacquire the shares (including through forfeiture by the participant) upon the termination of the participant’s service with the Company for any reason (including death or disability). The Administrator will determine the number of shares granted pursuant to an Award of restricted stock.

Grants to Non-Employee Directors.

The Incentive Plan provides for automatic, nondiscretionary Awards to non-employee directors. Each person who first becomes a non-employee director after the approval of the Incentive Plan by stockholders will be granted an option to purchase 22,500 shares (if the Reverse Stock Split is approved, this number will automatically be adjusted to 7,500 shares) on or about the date on which such person first becomes a non-employee director (the “Initial Award”). In addition, commencing in 2007, each non-employee director will be granted an option to purchase 10,000 shares (if the Reverse Stock Split is approved, this number will automatically be adjusted to approximately 3,333 shares) on each date of the annual meeting of the stockholders of the Company, provided, if as of such date, the eligible director will have served on the Board of Directors for at least the preceding six months (the “Annual Award”). The exercise price of options granted to non-employee directors may not be less than 100%

of the fair market value of a share on the date of grant and the term will be ten years. Options granted to non-employee directors as an Initial Award will vest and become exercisable as to 25% of the shares on each anniversary of the grant date, subject to the non-employee director’s continued service through such dates. Options granted to non-employee directors as an Annual Award will vest and become exercisable as to 25% of the shares on each three-month anniversary of the grant date, subject to the non-employee director’s continued service through such dates. The Administrator has the authority to adjust the terms of these automatic option grants, including the number of shares subject to the Award and the exercise prices, for Awards to be granted following the date the Administrator determines to make such adjustment. Non-employee directors are not eligible to receive discretionary Awards under the Incentive Plan.

Transferability of Awards.

Awards granted under the Incentive Plan are generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant.

Change in Control.

In the event of a merger or change in control of the Company, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation or the parent or subsidiary of the successor corporation does not assume or substitute for the Award, the participant will fully vest in and have the right to exercise all of his or her outstanding options or stock appreciation rights, including shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted in the event of a change in control, the Administrator will notify the participant in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

Amendment and Termination of the Incentive Plan.

The Administrator will have the authority to amend, alter, suspend or terminate the Incentive Plan, except that stockholder approval will be required for any amendment to the Incentive Plan to the extent required by any applicable laws. No amendment, alteration, suspension or termination of the Incentive Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the Administrator and which agreement must be in writing and signed by the participant and the Company. The Incentive Plan will terminate in October 2016, unless the Board terminates it earlier.

Number of Awards Granted to Employees, Consultants, and Directors

The number of Awards that an employee or consultant may receive under the Incentive Plan is in the discretion of the Administrator and therefore cannot be determined in advance. The number of Awards that non-employee directors may receive under the Incentive Plan is indicated above under the heading “Grants to Non-Employee Directors.” The following table sets forth for each of the Company’s named executive officers and our executive officers, directors and employees as individual groups (a) the total number of shares of our common stock subject to options granted during the last fiscal year and (b) the average per share exercise price of such options. No awards of restricted stock or stock appreciation rights were granted during the last fiscal year.

			Average
	Number of Options		per Share
Name of Individual or Group	Granted in 2005		Exercise Price

Ralph Schmitt	1,000,000		$1.70
Clyde R. Wallin	200,000	(1)	$1.90
Richard Hawron	150,000	(2)	$1.80
Lee E. Cleveland	300,000	(3)	$1.90
Edward Lam	425,000		$2.00
Joel L. Camarda	250,000		$1.68
Douglas McBurnie	10,000	(4)	$1.88
Joseph T. Rauschmayer	—		—
Kevin W. Plouse	—		—
All executive officers, as a group (9 persons)	2,335,000	(5)	$1.80
All directors who are not executive officers, as a group (6 persons)	95,000	(6)	$1.88
All employees who are not executive officers, as a group	2,843,086	(7)	$1.94

(1)	This option was granted on September 6, 2005 pursuant to an option reprice program approved by our board of directors on August 29, 2005. See “Report of the board of directors on the Option Reprice Program” below.

(2)	50,000 of this amount related to an option granted on September 6, 2005 pursuant to an option reprice program approved by our board of directors on August 29, 2005. See “Report of the board of directors on the Option Reprice Program” below.

(3)	These options were granted on September 6, 2005 pursuant to an option reprice program approved by our board of directors on August 29, 2005. See “Report of the board of directors on the Option Reprice Program” below.

(4)	Current member of the board of directors, acting CEO from December 2004 to June 2005.

(5)	Includes 550,000 options granted pursuant to an option reprice program approved by our board of directors on August 29, 2005. See “Report of the board of directors on the Option Reprice Program” below.

(6)	Excludes 10,000 shares granted to Douglass McBurnie, current board member and acting CEO from December 2004 to June 2005.

(7)	Includes 1,905,966 options granted pursuant to an option reprice program approved by our board of directors on August 29, 2005. See “Report of the board of directors on the Option Reprice Program” below.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and the Company of Awards granted under the Incentive Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options.  No taxable income is reportable when a nonstatutory stock option with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise of such an option, the participant generally will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price of the option.

Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Incentive Stock Options.  No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax, in which case any applicable taxation is calculated based on the same amount as taxed for nonstatutory stock options). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price generally will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights.  No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise of such a stock appreciation right, the participant generally will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock.  A participant generally will not have taxable income at the time an Award of restricted stock is granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the Award is granted.

Tax Effect for the Company.  The Company generally will be entitled to a tax deduction in connection with an Award under the Incentive Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its four most highly compensated executive officers. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, the Company can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. With respect to stock options and stock appreciation rights, these conditions include stockholder approval of the Incentive Plan and setting limits on the number of Awards that any individual may receive. The Incentive Plan has been designed to permit the Administrator to grant stock options and stock appreciation rights that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting the Company to continue to receive a federal income tax deduction in connection with such Awards.

Section 409A.  Section 409A of the Code, which was added by the American Jobs Creation Act of 2004, provides certain new requirements on non-qualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Awards granted under the Plan with a deferral feature will be subject to the requirements of Section 409A. If an Award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. The Internal

Revenue Service has not issued final regulations under Section 409A and, accordingly, the requirements of Section 409A (and the application of those requirements to Awards issued under the Plan) are not entirely clear.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of the holders of a majority of the shares of our Common Stock present or represented and voting at the Annual Meeting will be required to approve this Proposal V.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE 2006 EQUITY INCENTIVE PLAN

CORPORATE GOVERNANCE

Meetings of the Board of Directors and Committee Meetings

The Board of Directors of the Company held eight (8) meetings during the fiscal year ended December 31, 2005. During their tenure, each of the directors attended at least 90% of the meetings of the Board of Directors and applicable committee meetings during fiscal 2005.

The Company has a standing Compensation Committee, Corporate Governance and Nominating Committee, as well as an Audit Committee. Each committee has adopted a written charter, all of which are available on Sipex’s website at www.sipex.com. In addition, a copy of the Audit Committee Charter is attached to this proxy statement as Appendix D.

Compensation Committee

Mr. Olmer and Mr. Redfern were members of the Compensation Committee during fiscal 2005. Mr. Hilton was added to this committee in 2006. None of the Compensation Committee members were employees of Sipex and all of them are independent within the meaning of the corporate governance standards of the Nasdaq Global Market. The report of the Compensation Committee for fiscal year ended December 31, 2005 is included in this proxy statement.

The compensation committee is involved and aware of the compensation of the company’s employees. The Compensation Committee administers the Company’s employee benefit plans, including the Company’s 1996 Employee Stock Purchase Plan, 1997 Stock Option Plan, 1999 Stock Option Plan, the 2000 Non-Qualified Stock Option Plan and the 2002 Nonstatutory Stock Option Plan. The Compensation Committee held one meeting during fiscal 2005.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee was established on February 26, 2004. Mr. Arnold, Mr. McBurnie and Mr. Redfern were initially appointed as the members. Mr. McBurnie left the committee and Mr. Hilton joined the committee in 2006. None of the present members of the Corporate Governance and Nominating Committee members are employees of Sipex and Mr. Arnold, Mr. Hilton and Mr. Redfern are independent within the meaning of the corporate governance standards of the Nasdaq Global Market. Mr. McBurnie was not considered independent due to his tenure as our Acting CEO beginning in 2004. The Board, however, did determined that it was in the best interests of Sipex and its stockholders for Mr. McBurnie to serve as a member of the Corporate Governance and Nominating Committee pursuant to the “exceptional and limited circumstance” exception permitted by Nasdaq Global Market listing standards.

The Corporate Governance and Nominating Committee makes recommendations to the Board of Directors regarding nominees for the Board, monitors the size and composition of the Board, assists the Board with review and consideration of developments in corporate governance practices and performs such other duties as the Board of Directors shall from time to time prescribe. No meetings of the Corporate Governance and Nominating Committee were held in fiscal 2005.

Audit Committee

The Audit Committee members in 2005 were Mr. Consoli, who was chairman of the committee, Mr. Hilton and Mr. Arnold. Mr. Consoli resigned from the Audit Committee in 2006 and Mr. Redfern was added to this committee in 2006. In 2006, after Mr. Consoli resigned from the Audit Committee, Mr. Arnold became the chairman of the committee. None of the Audit Committee members are employees of Sipex and all of them are independent within the meaning of the rules of the SEC and the corporate governance standards of the Nasdaq Global Market. In 2005, our Board of Directors determined that Mr. Consoli was qualified as an audit committee financial expert within the meaning of the rules of the SEC and confirmed that the other members of the Audit Committee are able to read and understand financial statements. After Mr. Consoli’a resignation from the Audit Committee, Mr. Arnold was named as the committee’s audit committee financial expert. The report of the Audit Committee for the fiscal year ended December 31, 2005 is included in this proxy statement.

In discharging its duties, the audit committee performs the following functions, among others: (i) reviews and approves the scope of the annual audit, non-audit services to be performed by the independent auditors and the independent auditors’ audit and non-audit fees; (ii) appoints and, as appropriate, replaces the independent auditors, pre-approves all audit and non-audit services of the independent auditors and assesses the qualifications and independence of the independent auditors; (iii) reviews the performance of the Company’s internal audit function, the Company’s auditing, accounting and financial reporting procedures and independent auditors; (iv) reviews the general scope of the Company’s accounting, financial reporting, annual audit and internal audit programs and matters relating to internal control systems; (v) monitors the Company’s compliance with related legal and regulatory requirements; (vi) retains, when necessary and appropriate, independent legal, accounting or other advisors, (vii) meets independently with the Company’s independent auditors and senior management; (viii) reviews and discusses with management periodic and annual reports prepared by the Company for filings with the Securities and Exchange Commission, including making a recommendation to the Company’s Board of Directors that the audited financial statements of the Company be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission; and (ix) reviews the results of the annual audit and interim financial statements, audit independent issues and the adequacy of the written audit committee charter adopted by the Board of Directors.

Policy for Director Recommendations and Nominations

The Corporate Governance and Nominating Committee considers candidates for Board membership suggested by Board members, management and stockholders of Sipex. It is the policy of the Corporate Governance and Nominating Committee to consider recommendations for candidates to the Board of Directors from our stockholders. A stockholder that desires to recommend a candidate for election to the Board of Directors should direct the recommendation in written correspondence by letter to the Company, attention of:

Chairman of the Corporate Governance and Nominating Committee
c/o Sipex Corporation
233 South Hillview Drive
Milpitas, California 95035

Such stockholder recommendation must include:

•	The candidate’s name, home and business contact information

•	Detailed biographical data and relevant qualifications

•	A signed letter from the candidate confirming his or her willingness to serve

•	Information regarding any relationships between the candidate and Sipex within the last three years

The Corporate Governance and Nominating Committee will consider persons recommended by Sipex’s stockholders in the same manner as a nominee recommended by the Board of Directors, individual Board members or management.

In addition, a stockholder may nominate a person directly for election to the Board of Directors at an Annual Meeting of our Stockholders provided they meet the requirements set forth in our Bylaws.

Where the Corporate Governance and Nominating Committee has either identified a prospective nominee or determines that an additional or replacement director is required, the Corporate Governance and Nominating Committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the Committee, the Board or management. In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Corporate Governance and Nominating Committee considers a number of factors, including the following:

•	The current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board

•	Such factors as judgment, independence, character and integrity, age, area of expertise, diversity of experience, length of service, and potential conflicts of interest

The Corporate Governance and Nominating Committee has also specified the following minimum qualifications that it believes must be met by a nominee for a position on the Board:

•	The highest personal and professional ethics and integrity

•	Proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment

•	Skills that are complementary to those of the existing Board

•	The ability to assist and support management and make significant contributions to Sipex’s success

•	An understanding of the fiduciary responsibilities that is required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities

In connection with its evaluation, the Corporate Governance and Nominating Committee determine whether it will interview potential nominees. After completing the evaluation and review, the Corporate Governance and Nominating Committee makes a recommendation to the full Board as to the persons who should be nominated to the Board and the Board determines and approves the nominees after considering the recommendation and report of the Corporate Governance and Nominating Committee.

Director Independence

On February 26, 2004, the Board undertook a review of the independence of its directors and considered whether any director had a material relationship with Sipex or its management that could compromise their ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, the Board affirmatively determined that Messrs. Arnold, Consoli, Olmer and Redfern were independent of Sipex and its management under the corporate governance standards of the Nasdaq Global Market. Due to Mr. McBurnie’s service as Acting CEO of the Company from December 2004 to July 2005, the Board determined that Mr. McBurnie did not qualify as “independent directors” under the corporate governance standards of the Nasdaq Global Market and the Board determined that Mr. Schmitt’s status as an employee of the Company did not qualify him as “independent directors” under the corporate governance standards of the Nasdaq Global Market. On September 8, 2006, the Board determined that Mr. Casey and Mr. Guilbault do not qualify as “independent directors” under the corporate governance standards of the Nasdaq Global Market, due to their relationship with Future Electronics, Sipex’s largest distributor and the exclusive distributor of its products in North America and Europe, and an affiliate of Alonim Investments, Inc., Sipex’s largest stockholder, and that Mr. Krock is independent of Sipex and its management under the corporate governance standards of the Nasdaq Global Market.

Code of Business Conduct and Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all employees, officers and directors of Sipex, including Sipex’s senior executive and financial officers. In addition, the Board of Directors adopted a Code of Ethics for Principal Executive Officer and Senior Financial Officers that is applicable to our principal executive and senior financial officers. Each Code is intended to deter wrongdoing and promote ethical conduct among our directors, executive officers and employees. Each Code is available on Sipex’s corporate website at www.sipex.com. Sipex intends to satisfy the disclosure requirements under Item 10 of Form 10-K regarding amendment to, or waiver from, each Code for any executive officer or director by posting such information on our website at www.sipex.com, provided such method of disclosure is then in compliance with the rules of the NASDAQ National Market and the rules of the Securities and Exchange Commission.

COMPENSATION OF DIRECTORS

During 2005, directors who were not employees or consultants of the Company were entitled to receive an option to purchase 10,000 shares of Common Stock in the form of Stand Alone Stock Option Agreements. These options vest in equal quarterly installments over one year and have an exercise price of $1.88. The Company granted an additional 15,000 shares to each member of the Audit Committee in consideration for the service to Sipex as a result of the ongoing internal investigation in the form of Stand Alone Stock Option Agreements. These options are fully vested on the date of grant and have an exercise price of $1.88.

In August 2006 directors who were not employees or consultants of the Company were entitled to receive an option to purchase 10,000 shares of Common Stock in the form of Stand Alone Stock Option Agreements. These options vest in equal quarterly installments over one year and have an exercise price of $3.35. In September 2006, Messrs. Casey, Krock and Guilbault were granted options pursuant to stand-alone stock options agreements to purchase 22,500 shares of Common Stock each. These options vest one-forth on each anniversary of the date of grant and have an exercise price of $3.45 per share. In addition, the Company granted options for 10,000 shares each to Messrs. Casey, Krock and Guilbault in the form of Stand Alone Option Agreements. These options vest in equal quarterly installments over one year and have an exercise price of $3.35. The term of each option is ten years from the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No person who served as a member of the Compensation Committee was, during the fiscal year ended December 31, 2005, or during 2006, was an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any relationship requiring disclosure herein. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of September 30, 2006 information to the best of our knowledge, with respect to the beneficial ownership of the Company’s Common Stock by (i) each person who is known to the Company to be the beneficial owner of more than five percent of its Common Stock, (ii) each director, or nominee for director, of the Company, (iii) each of the executive officers named in the Summary Compensation Table under the caption “Executive Compensation Summary” below, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated in the footnotes to the table, the beneficial owners listed have sole voting and investment power (subject to community property laws where applicable) as to all of the shares beneficially owned by them. As of September 30, 2006, there were 35,574,546 shares of common stock outstanding.

	Total Amount and
	Nature of
Name and Address of Beneficial Owner(1)	Beneficial Ownership	Percent of Class

Alonim Investments, Inc.(2)	16,296,200	45.8%
237 Hymus Blvd. Montreal (Pointe-Claire),
Quebec H9R 5C7 Canada
Kennedy Capital Management, Inc.(3)	2,718,967	7.6%
10829 Olive Blvd. St. Louis, MO 63141
Wasatch Advisors, Inc.(4)	1,899,690	5.3%
150 Social Hall Avenue, 4th Floor,
Salt Lake City, UT 84111
Dimensional Fund Advisors(5)	1,782,770	5.0%
1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401
Ralph Schmitt(6)	416,666	1.2%
Lee Cleveland(7)	216,400	*
Richard Hawron(8)	191,345	*
Clyde R. Wallin(9)	158,854	*
Edward Lam(10)	150,520	*
Lionel H. Olmer(11)	85,347	*
Joel Camarda(12)	78,125	*
Joseph Consoli(13)	61,875	*
John Arnold(14)	56,625	*
Brian Hilton(15)	41,250	*
Thomas P. Redfern(16)	35,625	*
Daniel G. Casey(17)	2,500	*
Pierre Guilbault(18)	2,500	*
Alan F. Krock(19)	2,500	*
All directors and executive officers as a group
(14 persons)	1,500,132	4.1%

*	Less than 1% of Common Stock

(1)	Unless otherwise indicated, to the knowledge of the Company, each person listed above has sole voting and investment power with respect to the shares and maintains a mailing address at: c/o SIPEX Corporation, 233 South Hillview Drive, Milpitas, CA 95035.

(2)	Based solely on information provided in a Schedule 13G/A filed with the Securities and Exchange Commission on January 25, 2006, Alonim Investments had sole dispositive power of 16,296,200 shares and sole voting power of 16,296,200 shares.

(3)	Based solely on information provided in a Schedule 13G filed with the Securities and Exchange Commission December 31, 2005, Kennedy Capital Management, Inc. had sole dispositive power of 2,718,967 shares, and sole voting power of 2,718,967 shares.

(4)	Based solely on information provided in a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005, Wasatch Advisors, Inc. and had sole dispositive power of 1,899,690 shares, and sole voting power of 1,899,690 shares.

(5)	Based solely on information provided in a Schedule 13G/A filed with the Securities and Exchange Commission on December 31, 2005, Dimensional Fund Advisors Inc. had sole dispositive power of 1,782,770 shares and sole voting power of 1,782,770.

(6)	Includes 416,666 shares issuable pursuant to stock options which are exercisable prior to December 29, 2006.

(7)	Based on information provided in a Form 3 filed with the Securities and Exchange Commission on October 1, 2005. Also includes 200,000 shares issuable pursuant to stock options which are exercisable prior to December 29, 2006.

(8)	Based on information provided in a Form 4 filed with the Securities and Exchange Commission on May 11, 2004. Also includes 171,345 shares issuable pursuant to stock options which are exercisable.

(9)	Includes 158,854 shares issuable pursuant to stock options which are exercisable prior to December 29, 2006.

(10)	Includes 150,520 shares issuable pursuant to stock options which are exercisable prior to December 29, 2006.

(11)	Based on information provided in a Form 4 filed with the Securities and Exchange Commission on September 27, 2000. Also includes 83,347 shares issuable pursuant to stock options which are exercisable prior to December 29, 2006.

(12)	Includes 78,125 shares issuable pursuant to stock options which are exercisable prior to December 29, 2006.

(13)	Includes 61,875 shares issuable pursuant to stock options which are exercisable prior to December 29, 2006.

(14)	Based on information provided in a Form 4 filed with the Securities and Exchange Commission on March 2, 2004. Also includes 50,625 shares issuable pursuant to stock options which are exercisable prior to December 29, 2006.

(15)	Includes 41,250 shares issuable pursuant to stock options which are exercisable prior to December 29, 2006.

(16)	Includes 35,625 shares issuable pursuant to stock options which are exercisable prior to December 29, 2006.

(17)	Includes 2,500 shares issuable pursuant to stock options which are exercisable prior to December 29, 2006.

(18)	Includes 2,500 shares issuable pursuant to stock options which are exercisable prior to December 29, 2006.

(19)	Includes 2,500 shares issuable pursuant to stock options which are exercisable prior to December 29, 2006.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2005 about the securities authorized for issuance under our equity compensation plans, consisting of the 1994 Stock Option and Incentive Plan, 1996 Stock Option Plan, 1996 Non-Employee Director Stock Option Plan, 1997 Stock Option Plan, the 1999 Stock Option Plan, the 2000 Non-Qualified Stock Option Plan and the 2002 Nonstatutory Stock Option Plan.

			Number of Securities
			Remaining Available for
	Number of Securities to be	Weighted-Average	Future Issuance under
	Issued Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders(1)	3,573,846	$3.76	709,764
Equity compensation plans not approved by stockholders(1)	2,943,274	$1.78	—

Total	6,517,120	$2.87	709,764

(1)	Pursuant to an option reprice program approved by the Board f Directors on August 29, 2005, an aggregate of 2,455,966 option shares outstanding under our 1996, 1997, 2000 and 2002 Plans, as well as stand alone option agreements were repriced on September 6, 2005 to $1.90 per share to provide for exercise prices equal to the closing price of Sipex’s common stock as disclosed on the Pink Sheets on that date. The terms and conditions of the original option agreements remained unchanged.

The above table does not include approved 1996 Employee Stock Purchase Plan in which 244,441 shares are currently available to issue, of which 200,000 shares are not registered.

COMPENSATION AND OTHER INFORMATION CONCERNING EXECUTIVE OFFICERS

Executive Compensation Summary

The following table sets forth certain information concerning the annual and long term compensation for each individual that served as Chief Executive Officer during fiscal 2005 and our three next most highly compensated executive officers whose compensation exceeded $100,000 in fiscal 2005 for services rendered in all capacities for the years indicated. These individuals are referred to as the “Named Executive Officers.”

				Long Term
				Compensation —
				Securities
		Annual Compensation		Underlying	All Other
Name and Principal Position	Fiscal Year	Salary	Bonus(2)	Options(1)	Compensation(3)

Ralph Schmitt(4)	2005	$200,000	$65,000	1,000,000	$7,288
Chief Executive Officer and President	2004	—	—	—	—
	2003	—	—	—	—
Douglas McBurnie(5)	2005	$199,032	—	10,000	$19,454
Acting Chief Executive	2004	$20,192	—	107,500	$21,542
Officer and President	2003	—	—	7,500	$17,500
Clyde R. Wallin(6)	2005	$201,442	$52,000	200,000	$12,359
Senior Vice President of Finance	2004	$138,671	—	50,000	$3,723
and Chief Financial Officer	2003	—	—	—	—
Richard Hawron(7)	2005	$315,021	—	150,000	$101,848
Senior Vice President of Worldwide Sales	2004	$77,884	—	100,000	$38,179
	2003	—	—	—	—
Lee E. Cleveland(8)	2005	$205,769	$52,000	300,000	$4,000
Senior Vice President of Engineering	2004	$203,846	—	—	$3,158
	2003	$60,769	—	—	$1,575
Edward Lam(9)	2005	$77,269	$37,700	425,000	$4,088
Senior Vice President of	2004	—	—	—	—
Marketing and Business Development	2003	—	—	—	—
Joel J. Camarda(10)	2005	$32,538	$17,600	250,000	$1,693
Senior Vice President of Operations	2004	—	—	—	—
	2003	—	—	—	—
Joseph Rauschmayer(11)	2005	$118,497	—	—	$126,794
Senior Vice President of Operations	2004	$234,423	—	50,000	$11,738
	2003	$230,000	—	50,000	$5,288
Kevin Plouse(12)	2005	$64,746	—	—	$4,489
Senior Vice President of	2004	$224,230	—	—	$11,819
Business Development	2003	$220,000	—	50,000	$5,244

(1)	We did not grant any restricted stock awards, grant any stock appreciation rights or make any long term incentive payments during fiscal years 2003, 2004 or 2005.

(2)	Bonuses are reported in year earned even if actually paid in subsequent year.

(3)	Includes contributions made by us for the Named Executive Officers to our Tax Deferred Savings Plan, insurance premiums, housing assistance, severance payments, director’s fees, severance payments and director’s fees.

(4)	Mr. Schmitt joined us in June 2005.

(5)	Mr. McBurnie assumed the role of “Acting President and CEO” from December 2004 to August 2005.

(6)	Mr. Wallin joined us in April 2004. Includes 200,000 option shares repriced on September 6, 2005. This option was originally granted on April 5, 2004. See “Option Reprice Program” and “Report of the Board of Directors on the Option Reprice Program.”

(7)	Mr. Hawron joined us in February 2004 and received housing assistance in 2005. Includes 50,000 option shares repriced on September 6, 2005. This option was originally granted on December 17, 2004. See “Option Reprice Program” and “Report of the Board of Directors on the Option Reprice Program”.

(8)	Mr. Cleveland joined in September 2002 and was promoted to Senior VP of Engineering in October 2005. Includes 300,000 option shares repriced on September 6, 2005. These options were originally granted on September 2, 2003 and December 9, 2004. See “Option Reprice Program” and “Report of the Board of Directors on the Option Reprice Program.”

(9)	Mr. Lam joined us in September 2005.

(10)	Mr. Camarda joined us in November 2005.

(11)	Mr. Rauschmayer joined us in September 2002 and departed in September 2005.

(12)	Mr. Plouse joined the Company in September 2002 and departed in April 2005.

Option Grants in Last Fiscal Year

The following table sets forth stock options granted during the year ended December 31, 2005 to the Named Executive Officers. No stock appreciation rights (“SARs”) or restricted stock awards were granted during the year ended December 31, 2005.

	Number of		Percent of Total			Potential Realizable
	Securities		Options Granted			Value at Assumed
	Underlying		to Employees in	Exercise or		Annual Rates of
	Options		Fiscal 2005	Base Price per	Expiration	Stock Price(4)
Name	Granted(1)		Year (%)(2)	Share(3)	Date	5%	10%

Ralph Schmitt	1,000,000		19.4	$1.70	6/27/2015	$1,069,121	$2,709,362
Douglas McBurnie	10,000		0.2	$1.88	7/18/2015	$11,823	$29,962
Clyde R. Wallin	200,000	(5)	3.9	$1.90	4/5/2014	$197,494	$480,703
Richard Hawron	100,000		1.9	$1.75	10/19/2015	$110,057	$278,905
	50,000	(6)	1.0	$1.90	12/17/2014	$54,399	$135,051
Lee E. Cleveland	200,000	(7)	3.9	$1.90	9/2/2013	$181,133	$433,713
	100,000	(8)	1.9	$1.90	12/9/2014	$108,479	$269,143
Edward M. Lam	425,000		8.2	$2.00	9/19/2015	$534,560	$1,354,681
Joel J. Camarda	250,000		4.8	$1.68	11/4/2015	$264,136	$669,372

(1)	Unless otherwise noted, these options will vest at a rate of 25% of the shares subject to the option on the anniversary of the grant date, so that the option will be fully exercisable four (4) years from the grant date.

(2)	A total of 5,163,086 shares were granted to employees (including named officers) in fiscal year 2005, 2,455,966 of which are the result of an option reprice program approved by our board of directors on August 29, 2005, repriced on September 6, 2005. See “Option Reprice Program” and “Report of the board of directors on the Option Reprice Program.” Excluding the effect of the repricing program, the percent of the total options granted to employees in fiscal 2005 for the named executives would be as follows; Schmitt 36.9%, McBurnie 0.37%, Wallin 0%, Hawron 3.69%, Cleveland 0%, Lam 15.7%, Camarda 9.23%, Rauschmayer 0% and Plouse 0%.

(3)	All options were granted at the fair market value on the date of the grant.

(4)	Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compound rates of appreciation (5% and 10%) on the market value of our common stock on the date of option grant over the term of the options. These numbers are calculated based on rules promulgated by the SEC and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common ctock holdings are dependent on the timing of such exercise and the future performance of our common stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

(5)	This option was granted on September 6, 2005 pursuant to an option reprice program approved by our board of directors on August 29, 2005. All of the shares subject to this option shall vest at a rate of 25% of the shares subject to the option on the anniversary of the original grant date, so that the option will be fully exercisable four (4) years from the original grant date of April 5, 2004. See “Option Reprice Program” and “Report of the board of directors on the Option Reprice Program.”

(6)	This option was granted on September 6, 2005 pursuant to an option reprice program approved by our board of directors on August 29, 2005. All of the shares subject to this option shall vest at a rate of 25% of the shares subject to the option on the anniversary of the original grant date, so that the option will be fully exercisable four (4) years from the original grant date of December 17, 2004. See “Option Reprice Program” and “Report of the board of directors on the Option Reprice Program.”

(7)	This option was granted on September 6, 2005 pursuant to an option reprice program approved by our board of directors on August 29, 2005. All of the shares subject to this option shall vest at a rate of 25% of the shares subject to the option on the anniversary of the original grant date, so that the option will be fully exercisable four (4) years from the original grant date of September 2, 2003. See “Option Reprice Program” and “Report of the board of directors on the Option Reprice Program.”

(8)	This option was granted on September 6, 2005 pursuant to an option reprice program approved by our board of directors on August 29, 2005. All of the shares subject to this option shall vest at a rate of 25% of the shares subject to the option on the anniversary of the original grant date, so that the option will be fully exercisable four (4) years from the original grant date of December 9, 2004. See “Option Reprice Program” and “Report of the board of directors on the Option Reprice Program.”

Option Exercises and Fiscal Year-End Values

The following table sets forth information with respect to options to purchase the Company’s Common Stock granted to the Named Executive Officers, including (i) the number of unexercised options outstanding at January 1, 2005; and (ii) the value of such unexercised options at January 1, 2005.

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money
	Acquired on	Value	Options at Year-End(1)		Options at Year-End(2)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Ralph Schmitt	—	—	—	1,000,000	—	—
Clyde R. Wallin	—	—	62,500	187,500	—	—
Richard Hawron	—	—	80,191	169,809	—	—
Lee E. Cleveland	—	—	125,000	175,000	—	—
Edward M. Lam	—	—	—	425,000	—	—
Joel J. Camarda	—	—	—	250,000	—	—
Joseph T. Rauschmayer	—	—	358,854	—	—	—
Kevin W. Plouse	—	—	—	—	—	—
John D. Arnold	—	—	25,000	30,000	—	—
Joseph Consoli	—	—	43,750	18,750	3,150	1,050
Brian Hilton	—	—	23,125	24,375	—	—
Douglas McBurnie	—	—	241,625	18,375	56,000	—
Lionel Olmer	—	—	66,748	20,250	—	—
Thomas P. Redfern	—	—	15,625	24,375	—	—

(1)	Pursuant to stock option agreements, all option shares must be vested to be exercised.

(2)	Value is based on the difference between the option exercise price and the fair market value of our common stock on December 31, 2005, multiplied by the number of shares underlying the options.

Executive Employment and Severance Agreements

The Company has entered into the following employment agreements with the Named Executive Officers:

Mr. Wallin entered into an employment agreement with the Company on or about March 26, 2004. The employment agreement provides that Mr. Wallin serves as Chief Financial Officer of the Company. Mr. Wallin may voluntarily terminate this employment at any time, with or without notice. The Company may terminate his employment at any time, with or without notice or cause. If the Company terminates Mr. Wallin’s employment without cause, and he executes, and does not revoke, a standard release in favor of the Company, he will be entitled to continuing payments equal to his base salary for a period of six months. Pursuant to the employment agreement, Mr. Wallin’s salary is $200,000 per year. If Mr. Wallin’s employment is terminated in connection with the change in control, he will be entitled to continuing payments equal to his base salary for a period of six months and fifty (50%) percent of any unvested Options shall immediately vest and become exercisable. The amount of his annual bonus is at the sole discretion of the Board of Directors.

Mr. Schmitt entered into an employment agreement on with the Company on or about June 27, 2005. The employment agreement provides that Mr. Schmitt will serve as Chief Executive Officer and as a member of its board of directors. Mr. Schmitt may voluntarily terminate this employment at any time, with or without notice. Pursuant to the employment agreement, Mr. Schmitt’s salary is $400,000 per year. If Mr. Schmitt’s employment with Sipex terminates other than (i) voluntarily, (ii) by reason of his death or disability or (iii) for cause, prior to a change of control or more than twelve months after a change of control, Mr. Schmitt shall be entitled to receive continuing severance payments equal to his base salary rate, as then in effect, for a period of twelve months from the date of his termination and he shall be entitled to receive continuing severance payments equal to his base salary rate, as then in effect, for a period of twelve (months from the date of his termination and all of his unvested options shall vest and become exercisable for a period of twelve months after the date of his termination). If Mr. Schmitt’s employment with Sipex terminates other than (i) voluntarily, (ii) by reason of his death or disability or (iii) for cause, within twelve months after a change of control, Mr. Schmitt shall be entitled to receive continuing severance payments equal to his base salary rate, as then in effect, for a period of twelve months from the date of his termination and all of any unvested option shall vest and become exercisable for a period of twelve months after the date of his termination.

Mr. Lam entered into an employment agreement with the Company or about September 18, 2005. The employment agreement provides that Mr. Lam serves as our Senior Vice President of Marketing and Business Development. Mr. Lam may voluntarily terminate this employment at any time, with or without notice. Mr. Lam’s salary is $287,000 per year. If Mr. Lam’s employment with us terminates other than voluntarily, by reason of his death or disability, or for cause prior to a change of control or more than twelve months after a change of control, and he signs and does not revoke a standard release of claims with us, then he shall be entitled to receive continuing payments of severance pay at a rate equal to his Base salary rate, as then in effect, for a period of twelve months from the date of such termination, to be paid periodically in accordance with our normal payroll policies. In addition, if his employment with us terminates other than voluntary, by reason of his death or disability, or for cause prior to the one year anniversary of the Effective Date, 25% of the any unvested options shall immediately vest and become exercisable for twelve months following his termination. If Mr. Lam’s employment with us terminates other than voluntarily, by reason of his death or disability, or for cause within twelve months after a change of control, then he shall be entitled to (i) receive continuing payments of severance pay at a rate equal to his base salary rate, as then in effect, for a period of twelve months from the date of such termination, to be paid periodically and (ii) 50% of any unvested options shall vest and become exercisable for twelve months following his termination.

Mr. Camarda and the Company entered into an employment agreement with the Company on or about October 7, 2005. The employment agreement provides that Mr. Camarda serves as our Senior Vice President of Operations. Mr. Camarda’s salary is $235,000 per year. If Mr. Camarda’s employment with us terminates other than voluntarily, by reason of his death or disability, or for cause prior to a change of control or more than six months after a change of control, and he signs and does not revoke a standard release of claims with us, then he shall be entitled to receive continuing payments of severance pay at a rate equal to his Base salary rate, as then in effect, for a period of six months from the date of such termination. In addition, if his employment with us terminates other than voluntary, by reason of his death or disability, or for cause prior to the one year anniversary of the Effective Date,

25% of any unvested options shall immediately vest and become exercisable for six months following his termination. If his employment with us terminates other than voluntarily, by reason of his death or disability, or for cause within six months after a change of control, then he shall be entitled to (i) receive continuing payments of severance pay at a rate equal to his base salary rate, as then in effect, for a period of six months from the date of such termination and (ii) 50% of any unvested options shall vest and become exercisable for six (6) months following his termination.

Option Reprice (Ten Year Option Repricings):

The following table sets forth information with respect to the individual names in the Executive Compensation table concerning options that have been repriced in the past ten years:

			Market	Exercise		Length of
		Option/	Value at	Price at	New	Original Option
	Date of	SAR Shares	Time of	Time of	Exercise	Term at Time of
Name	Repricing	Repriced	Repricing	Repricing	Price	Repricing (9/6/2005)

Cleveland, Lee E.	9/6/2005	200,000	$1.9000	$7.8000	$1.9000	7 Years 361 Days
Cleveland, Lee E.	9/6/2005	100,000	$1.9000	$4.4100	$1.9000	9 Years 94 Days
Hawron, Richard	9/6/2005	50,000	$1.9000	$4.4600	$1.9000	9 Years 102 Days
Wallin, Clyde R.	9/6/2005	200,000	$1.9000	$6.4800	$1.9000	8 Years 211 Days

Report of the Board on the Option Reprice Program

On September 6, 2005 we repriced our outstanding employee stock options with the exception that options granted pursuant to the Sipex Corporation 1999 Stock Plan options granted to Ralph Schmitt, our CEO, and to our other directors were not repriced. In addition, we did not reprice any outstanding options with previously existing exercise prices below $1.90, which was the fair market value of our common stock at the close of business on September 6, 2005.

As a result of this repricing, approximately 2.5 million options, with an estimated weighted-average exercise price of $6.22 were amended to provide for an exercise price of $1.90 per share.

Our board of directors approved the repricing of options for compensatory purposes, to motivate high levels of performance and provide an effective means of recognizing and incentivizing employee contributions to our success. Many of our outstanding options as of the time of the repricing had exercise prices significantly higher than the then-current price of our common stock. The board of directors believed that, at their original exercise prices, the disparity between the original exercise price of these options and recent market prices for our common stock did not provide meaningful incentives to employees holding these options. Our board of directors approved the repricing to provide our employees with the benefit of holding options that over time may have a greater potential to increase in value, which it believes creates better performance and retention incentives for employees and thereby increases stockholder value, and is therefore deemed by our board of directors to be in our best interest and the best interest of our stockholders.

Respectfully submitted by:

Lionel Olmer
Thomas Redfern
Douglas McBurnie
Ralph Schmitt
John Arnold
Joseph Consoli
Brian Hilton

Compensation Committee Report on Executive Compensation

During the fiscal year ending December 31, 2005, the Compensation Committee of the Board of Directors consisted of Mr. Olmer and Mr. Redfern. Mr. Hilton joined this committee in September 2006. None of the members of this committee are employees of the Company and all members meet the independence requirements of the Nasdaq Global Market Stock Market. The compensation committee is involved and aware of the compensation of the company’s employees. The Compensation Committee administers the Company’s 1997 Stock Option Plan, 1999 Stock Option Plan, the 2000 Non-Qualified Stock Option Plan and the 2002 Nonstatutory Stock Option Plan.

The Company’s executive compensation program established by the Compensation Committee is designed to provide levels of compensation in formats that assist the Company in attracting, motivating and retaining qualified executives by providing a competitive compensation package geared to individual and corporate performance. The Compensation Committee strives to establish performance criteria, evaluate performance and establish base salary, annual bonuses and long term incentives for the Company’s key decision makers based upon performance and is designed to provide appropriate incentives for maximization of the Company’s short and long term financial results for the benefit of the Company’s stockholders.

In order to meet its objectives, the Compensation Committee has chosen three basic components for the Company’s executive compensation program to meet the Company’s compensation philosophy. Base salaries, the fixed regular component of executive compensation, are based upon (i) base salary levels among a competitive peer group, (ii) the Company’s past financial performance and future expectations, (iii) the general and industry-specific business environment and (iv) individual performance. Annual bonuses, which are directly linked to the Company’s yearly performance, are designed to provide additional cash compensation based on short term performance of certain key employees. Stock option grants, under the long term component of executive compensation, are designed to incentivize and reward executive officers and key employees for delivering value to the Company’s stockholders over a longer, measurable period of time. Historically, the Company has used the grant of stock options that vest over some measurable period of time, typically four years, to accomplish this objective.

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the Company cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Company has considered the limitations on deductions imposed by Section 162(m) of the Code, and it is the Company’s present intention that, for so long as it is consistent with its overall compensation objective, substantially all tax deductions attributable to executive compensation will not be subject to the deduction limitations of Section 162(m) of the Code.

Respectfully submitted by the 2006 Compensation Committee:

LIONEL H. OLMER
THOMAS REDFERN
BRIAN HILTON

AUDIT COMMITTEE REPORT

This section of the proxy statement will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference and will not otherwise be deemed filed under such Acts.

In accordance with a written charter adopted by the Board of Directors and attached as Appendix D to this proxy statement, the Audit Committee of the Board of Directors of Sipex serves as the representative of the Board of Directors for general oversight of the quality and integrity of Sipex’s financial accounting and reporting process, system of internal controls, audit process, and process for monitoring the compliance with related laws and regulations. The Audit Committee engages the Company’s independent auditors and approves the scope of both audit and non-audit services. Sipex’s management has primary responsibility for preparing financial statements and the financial reporting process.

The Audit Committee is composed of three non-employee members, each of whom is independent under current Securities and Exchange Commission and Nasdaq Global Market rules. Company’s independent auditors, Deloitte & Touche LLP, are responsible for expressing an opinion on the conformity of Company’s audited financial statements to generally accepted accounting principles.

The Audit Committee of the Board of Directors has:

(i) reviewed and discussed the audited consolidated financial statements and certifications thereof with Company management and the independent auditors, and management has represented to the Audit Committee that Sipex’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States;

(ii) discussed with Deloitte & Touche LLP the matters required to be discussed by Statement of Accounting Standards 61 (Communications with Audit Committees), as amended, including the quality and acceptability of Company’s financial reporting process and controls; and

(iii) reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with Deloitte & Touche LLP its independence and also considered whether provision of the non-audit services described above were compatible with maintaining their independence.

The Audit Committee meets regularly with the Company’s independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s accounting principles.

In performing all these functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management in maintaining the Company’s financial reporting process, including its system of internal controls, and the Company’s independent auditors, which, in their report, express an opinion on the conformity of the Company’s annual consolidated financial statements to accounting principles generally accepted in the United States. In reliance on the reviews and discussions referred to in this report, and in light of its role and responsibilities, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements for Sipex for the fiscal year ending December 31, 2005 be included for filing with the Securities and Exchange Commission in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

The Audit Committee has considered whether the audit and non-audit services provided by Deloitte & Touche LLP described below are compatible with maintaining the independence of Deloitte & Touche LLP and has concluded that the independence of Deloitte & Touche LLP is maintained and is not compromised by the services provided.

Respectfully submitted by the 2006
Audit Committee

JOHN ARNOLD
BRIAN HILTON
THOMAS REDFERN

STOCK PERFORMANCE GRAPH

The following performance graph compares the percentage change in the cumulative total stockholder return on the Company’s Common Stock during the five year period from December 2000 through December 2005, with the cumulative total return on (i) a group consisting of the Company’s peer corporations on a line-of-business basis (the “Peer Group”) and (ii) the Nasdaq Composite Index (Total Return). The comparison assumes $100 was invested on December 31, 2000 in the Company’s Common Stock, the Peer Group and the Nasdaq Composite Index and assumes reinvestment of dividends, if any. The Peer Group consists of all corporations that are members of the semiconductor industry with 3674 as their Primary Standard Industrial Classification Number.

COMPARISON OF CUMULATIVE TOTAL RETURN
AMONG SIPEX CORPORATION,
NASDAQ MARKET INDEX AND SIC CODE INDEX

Comparison of Cumulative Five Year Total Return

Total Return To Stockholders
(Includes reinvestment of dividends)

	Annual Return Percentage
	Years Ending
Company/Index	12/01	12/02	12/03	12/04	12/05
SIPEX CORPORATION	(46.32)	(71.21)	108.38	(39.30)	(66.67)
NASDAQ COMPOSITE INDEX	(20.68)	(30.87)	49.52	8.83	2.12
S&P SEMICONDUCTORS INDEX	(15.83)	(51.22)	97.49	(20.89)	12.16

	Indexed Returns
	Years Ending
	Base Period
Company/Index	12/00	12/01	12/02	12/03	12/04	12/05
SIPEX CORPORATION	100	53.68	15.46	32.21	19.55	6.52
NASDAQ COMPOSITE INDEX	100	79.32	54.84	81.99	89.22	91.12
S&P SEMICONDUCTORS INDEX	100	84.17	41.05	81.08	64.14	71.94

CERTAIN TRANSACTIONS

Future Electronics

Future is a related party and its affiliates own approximately 16.3 million shares or 46% of our outstanding common stock as of December 31, 2005. We have a distribution agreement that provides for Future to act as our sole distributor for certain products within North America and Europe. Sales to Future are made under an agreement that provides protection against price reduction for its inventory of our products. Future has historically accounted for a significant portion of our revenues. It is our largest distributor worldwide and accounted for 44%, 39% and 21% of our total net sales for the years 2005, 2004 and 2003, respectively. We anticipate that sales of our products to Future will continue to account for a significant portion of its revenues.

Future is currently represented on the our board of directors, Future’s senior management meets with our senior management to discuss strategic direction, sales and marketing considerations and other issues facing us. In addition, Future’s sales and marketing personnel frequently meet with our sales and marketing staff regarding sales prospects and other concerns related to the market for our products in a manner consistent with Future’s practices with our other distribution partners. Future has also provided information technology, accounting and other supports to us.

From time to time, Future provides services and/or incurs expenses on our behalf. The fair value of the unreimbursed expenses and uncompensated services rendered by Future has been recorded in our consolidated financial statements as capital contributions totaling $17,000, $100,000 and $202,000 for the years ended December 31, 2005, January 1, 2005 and December 31, 2003, respectively. In addition, we recorded $44,000 of reimbursement expense for marketing promotional materials to future for the year ended December 31, 2005.

On January 19, 2006, we announced the completion of a $7.0 million private loan financing in which we issued a 9% secured note with convertible interest due January 19, 2008 to an affiliate of Future. The note was secured by a deed of trust on our headquarters property located in Milpitas, California. Accrued interest on the note was convertible into our common stock at the option of the holder on January 19, 2007 and January 19, 2008. The conversion price would be the volume weighted average price for sales of the common stock during the 20 trading days prior to the date of conversion. The holder of the note could require repayment of the note in the event of a change of control of Sipex or the sale of the property subject to the deed of trust. The note was subject to customary events of default. Interest on the note accrued at 9% compounded quarterly and payable at maturity. The note was repaid in March 2006. (See Note 2 to our consolidated financial statements regarding Related Parties).

On May 16, 2006, Sipex placed $30.0 million of its 5.5% Convertible Senior Notes due 2026 and related warrants in a private placement transaction to accredited investors in reliance on Regulation D under the Securities Act. Rodfre purchased 50% of the Convertible Senior 2006 Notes or $15.0 million aggregate principal amount being placed in this offering. The 2006 Notes mature on May 18, 2026 and bear interest at an annual rate of 5.5% payable semi-annually on May 15 and November 15 of each year, beginning on November 15, 2006. We may pay interest in cash or, solely at our option, in shares of our common stock. The 2006 Notes are convertible into our common stock at any time prior to maturity, initially at a conversion price of $2.68 per share, subject to adjustment upon certain events, including, among other things, dividends, stock splits and recapitalizations. If fully converted, the principal amount of the 2006 Notes would convert into 11,194,030 shares of our common stock, out of which 5,597,015 shares would be owned by Rodfre.

As part of the foregoing transaction, we issued warrants to purchase an aggregate of 1,679,104 shares of our common stock to the investors, including warrants for 839,552 shares issued to Rodfre. Each warrant is exercisable for one share of our common stock at an initial exercise price of $3.216 per share, subject to adjustment upon certain events, including, among other things, dividends, stock splits and recapitalizations. The warrants are exercisable (in whole or in part) at any time on or before May 18, 2011, unless earlier terminated at the option of Sipex.

A more detailed description of the terms of the $30.0 million Note is described in Note 16 to our consolidated financial statements relating to subsequent events contained in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on August 17, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who own more than ten percent of a registered class of our equity securities (collectively, “Reporting Persons”), to file reports of ownership on Forms 3, 4 and 5 with us and the SEC. Based solely on our review of copies of such forms received by us or written representations from certain Reporting Persons, we believe that all our officers, directors and greater than ten percent stockholders complied with all filing requirements applicable to them with respect to transactions during fiscal year ended December 31, 2005, but for the exception of one late filing of Form 3 for Edward Lam, one late filing of Form 4 for Alonim Investments and Clyde Wallin, and two late filings of Form 4s for Richard Hawron, due to administrative errors.

EXPENSES AND SOLICITATION

The cost of soliciting proxies on behalf of the Company will be borne by the Company. The Company will pay banks, brokers and other entities that exercise fiduciary powers which hold shares of Common Stock of record in nominee name or otherwise or as a participant in a registered clearing agency or which hold shares of Common Stock on behalf of beneficial owners and deposit such shares for safekeeping with another entity that exercises fiduciary powers their reasonable expenses for completing the mailing to security holders of proxy soliciting material and annual reports supplied by the Company. Further solicitation may be made by the officers and employees of the Company by mail, telephone, telegraph or personal interview without additional compensation.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder Proposals.  Proposals of stockholders intended for inclusion in the Company’s proxy materials to be furnished to all stockholders entitled to vote at the 2007 Annual Meeting of Stockholders must be received at the Company’s principal executive offices not later than June 20, 2007, which is 120 calendar days prior to the anniversary of the mailing date of this year’s Proxy Statement, and must be in compliance with applicable laws and regulations (including regulations of the Securities and Exchange Commission under Rule 14a-8).

The SEC rules allow the proxies of Company management to use their discretionary voting authority with respect to any stockholder proposal, when and if raised at the Annual Meeting of stockholders, that is not intended to be included in the Company’s proxy statement, without any discussion of the matter in the proxy statement, unless the stockholder has notified the Company of such proposal not less than forty-five (45) calendar days in advance of the anniversary of the mailing date of the prior year’s proxy statement. The discretionary vote deadline for the 2007 Annual Meeting of Stockholders is September 12, 2007.

Nominations of Director Candidates.  You may also propose director candidates for consideration by the Board’s Corporate Governance and Nominating Committee. It is Sipex’s policy that our Corporate Governance and Nominating Committee will consider recommendations for candidates to the Board of Directors. Our Corporate Governance and Nominating Committee will consider persons properly recommended by Sipex’s stockholders in the same manner as a nominee recommended by other Board members or management.

STOCKHOLDER COMMUNICATIONS TO DIRECTORS

Stockholders may communicate directly with the directors of Sipex by sending an email accessed through our website at www.sipex.com. Our Chief Executive Officer will monitor these communications and will ensure that appropriate summaries of all received messages are provided to the Board of Directors at its next regularly scheduled meeting. In addition, all of our directors will have access to this email address. If a stockholder would like their submissions directed to a specific director, they may so specify and the communication will be forwarded as appropriate. After reviewing stockholder messages, our Board of Directors will determine whether any response is necessary or warranted.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, and other information filed by us at the SEC public reference rooms at 100 F. Street, NE, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our filings with the SEC are also available to the public from commercial document-retrieval services and the website maintained by the SEC at http://www.sec.gov. The proxy statement and these other documents may also be obtained free from Sipex.

You should rely on the information contained in this proxy statement to vote on the proposals. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. You should not assume that the information contained in the proxy statement is accurate as of any date other than the date hereof, and the mailing of this proxy statement to our stockholders shall not create any implication to the contrary.

INCORPORATION OF DOCUMENTS BY REFERENCE

We file periodic reports, current reports, proxy statements and information statements with the SEC and we can “incorporate by reference” into this proxy statement information already filed by us with the SEC. This means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered part of this proxy statement. We incorporate by reference the documents or portions thereof listed below:

Sipex Corporation’s SEC Filings

(File No. 000-27892)	Period Covered or Date Filed

Annual Report on Form 10-K	Fiscal Year ended December 31, 2005, filed August 17, 2006, as amended by Form 10-K/A filed September 21, 2006
Quarterly Report on Form 10-Q	Fiscal Quarter ended April 1, 2006 filed September 21, 2006
Quarterly Report on Form 10-Q	Fiscal Quarter ended July 1, 2006 filed September 21, 2006

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement and prior to the annual meeting, shall be deemed incorporated by reference and be part of this proxy statement from their respective filing dates. Any statement contained in this proxy statement or in any document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to be modified or superseded for the purpose of this proxy statement to the extent that a subsequent statement contained in this proxy statement or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded will not be deemed to be part of this proxy statement.

Of the documents incorporated by reference into this proxy statement, our Annual Report on Form 10-K, filed August 17, 2006 will be mailed to our stockholders together with this proxy statement. If exhibits to the documents incorporated by reference in this proxy statement are not themselves specifically incorporated by reference, then exhibits will not be provided.

Requests for documents should be directed to: Sipex Corporation, 233 South Hillview Drive, Milpitas, California 95035. Attention: Corporate Secretary, telephone (408) 934-7500.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration by the stockholders at the annual meeting. If any other matters are properly brought before the stockholders at the annual meeting, it is the intention of the persons named on the accompanying proxy to vote on those matters in accordance with any recommendation by the Board of Directors.

By Order of the Board of Directors,

CLYDE R. WALLIN
Secretary

Milpitas, California
Date: October 27, 2006

APPENDIX A

CERTIFICATE OF AMENDMENT
OF THE RESTATED CERTIFICATE OF INCORPORATION
OF SIPEX CORPORATION

Clyde R. Wallin hereby certifies that:

1. He is the duly elected and acting Secretary of Sipex Corporation, a corporation organized and existing under the laws of the state of Delaware (the “Corporation”).

2. The Certificate of Incorporation of the Company initially was filed with the Secretary of State of the State of Delaware on April 9, 2003. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 28, 2003.

3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation amends the provisions of the Amended and Restated Certificate of Incorporation.

4. The terms and provisions of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation (i) have been approved by the Board of Directors of the Corporation in a resolution setting forth and declaring advisable the amendment contained herein and (ii) have been duly approved by the required number of shares of outstanding stock of the Corporation, in each case pursuant to and in accordance with Section 242 of the Delaware General Corporation Law.

5. Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“The corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock”. The total number of shares which the corporation shall have authority to issue is 61,000,000 consisting of 60,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of Preferred Stock, par value $0.01 per share.

Effective 12:01 a.m. on [          ], 2006 (the “Effective Time”), each one (1) share of Common Stock of the Corporation issued and outstanding shall be combined into one third (1/3rd) of one (1) share of fully paid and nonassessable Common Stock of the Corporation, as appropriate, subject to the treatment of fractional shares interests described below. Following the effectiveness of this amendment, the Corporation will evidence the reverse stock split effected by this Article pursuant to procedures adopted by the Corporation.

No fractional shares of Common Stock of the Corporation shall be issued. No stockholder of the Corporation shall transfer any fractional shares of Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation.

A holder of common stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction of a share to which the stockholder would otherwise be entitled multiplied by the average of the closing prices of the Common Stock, for the ten (10) trading days preceding the date that is five (5) trading days before the Effective Time (as adjusted for the reverse stock split effected by this Article) (or if such prices are not available, the average of the last bid and asked prices of the Common Stock on such days (as adjusted for the reverse stock split effected by this Article) or other price determined by the Board of Directors).

The Board of Directors of the corporation (the “Board”) is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock).”

A-1

IN WITNESS WHEREOF, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation, which amends certain provisions of the Amended and Restated Certificate of Incorporation of the Corporation, having been duly adopted in accordance with Section 242 of the Delaware General Corporation Law, has been duly executed by its Secretary, this [          ] day of           2006.

Clyde R. Wallin,
Secretary

A-2

APPENDIX B

CERTIFICATE OF AMENDMENT
OF THE RESTATED CERTIFICATE OF INCORPORATION
OF SIPEX CORPORATION

Clyde R. Wallin hereby certifies that:

1. He is the duly elected and acting Secretary of Sipex Corporation, a corporation organized and existing under the laws of the state of Delaware (the “Corporation”).

2. The Certificate of Incorporation of the Company initially was filed with the Secretary of State of the State of Delaware on April 9, 2003. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 28, 2003.

3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation amends the provisions of the Amended and Restated Certificate of Incorporation.

4. The terms and provisions of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation (i) have been approved by the Board of Directors of the Corporation in a resolution setting forth and declaring advisable the amendment contained herein and (ii) have been duly approved by the required number of shares of outstanding stock of the Corporation, in each case pursuant to and in accordance with Section 242 of the Delaware General Corporation Law.

5. Section A of Article VI of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“A. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board pursuant to a resolution duly adopted by a majority of the Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be classified, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, as nearly equal in number as possible, with Class I to be originally elected for a term expiring at the first annual meeting of stockholders to be held after the effectiveness of this amendment to this Certificate of Incorporation, Class II to be originally elected for a term expiring at the second annual meeting of stockholders to be held after the effectiveness of this amendment to this Certificate of Incorporation, and Class III to be originally elected for a term expiring at the third annual meeting of stockholders to be held after the effectiveness of this amendment to this Certificate of Incorporation, with each class to hold office until its successor is duly elected and qualified. At each succeeding annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.”

B-1

IN WITNESS WHEREOF, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation, which amends certain provisions of the Amended and Restated Certificate of Incorporation of the Corporation, having been duly adopted in accordance with Section 242 of the Delaware General Corporation Law, has been duly executed by its Secretary, this [          ] day of [          ] 2006.

Clyde R. Wallin,
Secretary

B-2

APPENDIX C

SIPEX CORPORATION

2006 EQUITY INCENTIVE PLAN

2.  Purposes of the Plan.  The purposes of this Plan are:

•	to attract and retain the best available personnel for positions of substantial responsibility,

•	to provide additional incentive to Employees, Directors and Consultants, and

•	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock and Stock Appreciation Rights.

3.  Definitions.  As used herein, the following definitions will apply:

(a) “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b) “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights or Restricted Stock.

(d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change in Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, a subsidiary of the Company or a Company employee benefit plan, including any trustee of such plan acting as trustee, becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(ii) The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii) A change in the composition of the Board occurring within a two (2)-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the date this Plan is approved by the Board, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv) The consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(g) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(h) “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(i) “Common Stock” means the common stock of the Company.

(j) “Company” means Sipex Corporation, a Delaware corporation, or any successor thereto.

(k) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(l) “Director” means a member of the Board.

(m) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(n) “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(p) “Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion. Notwithstanding the previous sentence, the Administrator may not institute an Exchange Program without stockholder approval.

(q) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of grant, or if unavailable, for the last market trading day prior to date of grant, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of grant, or if unavailable, on the last market trading day prior to the date of grant, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

(r) “Fiscal Year” means the fiscal year of the Company.

(s) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(t) “Inside Director” means a Director who is an Employee.

(u) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(v) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(w) “Option” means a stock option granted pursuant to the Plan.

(x) “Outside Director” means a Director who is not an Employee.

(y) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code and the regulations thereunder.

(z) “Participant” means the holder of an outstanding Award.

(aa) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time (including the continuation of employment or service), the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(bb) “Plan” means this 2006 Equity Incentive Plan.

(cc) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

(dd) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(ee) “Section 16(b)” means Section 16(b) of the Exchange Act.

(ff) “Service Provider” means an Employee, Director or Consultant.

(gg) “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

(hh) “Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a Stock Appreciation Right.

(ii) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code and the regulations thereunder.

4.  Stock Subject to the Plan.

(a) Stock Subject to the Plan.  Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 1,500,000 Shares (such number is prior to any applicable adjustment for the reverse stock split expected to occur in 2007). The Shares may be authorized, but unissued, or reacquired Common Stock.

(b) Lapsed Awards.  If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an Exchange Program, or, with respect to Restricted Stock, is forfeited to or repurchased by the Company due to failure to vest, the unpurchased Shares (or with respect to Restricted Stock, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment as provided in Section 13, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Plan pursuant to this Section 3(b).

(c) Share Reserve.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

5.  Administration of the Plan.

(a) Procedure.

(i) Multiple Administrative Bodies.  Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii) Section 162(m).  To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii) Rule 16b-3.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv) Other Administration.  Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b) Powers of the Administrator.  Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Service Providers to whom Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the date of grant, the time or times when Awards may be exercised (or are earned) (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to determine the terms and conditions of any, and to institute any Exchange Program. Notwithstanding the foregoing sentence, the Administrator may not institute an Exchange Program without stockholder approval;

(vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or qualifying for preferred tax treatment under foreign tax laws;

(ix) to modify or amend each Award (subject to Section 18(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards;

(x) to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 14;

(xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award;

(xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

(c) Effect of Administrator’s Decision.  The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

6.  Eligibility.  Awards may be granted to Service Providers; provided, however that Incentive Stock Options may be granted only to Employees and that Outside Directors may receive Awards only pursuant to Section 10.

7.  Code Section 162(m) Provisions.

(a) Option and Stock Appreciation Right Annual Share Limit.  No Participant shall be granted, in any Fiscal Year, Options or Stock Appreciation Rights covering in the aggregate more than 1,100,000 Shares (such number is prior to any applicable adjustment for the reverse stock split expected to occur in 2007); provided, however, that such limit shall be 1,500,000 Shares (such number is prior to any applicable adjustment for the reverse stock split expected to occur in 2007) in the Participant’s first Fiscal Year of Company service.

(b) Changes in Capitalization.  The numerical limitations in this Section 6 shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 13(a).

(c) If an Award is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 13 of the Plan), the cancelled Award will be counted against the limits set forth in this Section 6. For this purpose, if the exercise price of an Award is reduced, the transaction will be treated as a cancellation of the Award and the grant of a new Award.

8.  Stock Options.

(a) Limitations.  The Administrator will have complete discretion to determine the number of Shares that will be subject to an Option granted to any Service Provider, subject to the limits set forth in Section 6. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 7(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b) Term of Option.  The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

a) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant.

b) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code and the Treasury Regulations thereunder.

(ii) Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration.  The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, (4) other Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised (which may include Shares that would otherwise be issued pursuant to the Option); (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program implemented by the Company in connection with the Plan; (6) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (7) any combination of the foregoing methods of payment.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder.  Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue or cause to be issued (and which issuance may be in electronic form) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider.  If a Participant ceases to be a Service Provider, other than upon the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for ninety (90) days following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii) Disability of Participant.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv) Death of Participant.  If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

9.  Restricted Stock.

(a) Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b) Restricted Stock Agreement.  Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Unless the Administrator determines otherwise, the Company as escrow agent will hold Shares of Restricted Stock until the restrictions on such Shares have lapsed.

(c) Other Restrictions.  The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(d) Removal of Restrictions.  Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Administrator may determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.

(e) Voting Rights.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(f) Dividends and Other Distributions.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares, unless the Administrator provides otherwise. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(g) Return of Restricted Stock to Company.  On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

10.  Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights.  Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares.  The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Service Provider, subject to the limits set forth in Section 6.

(c) Exercise Price and Other Terms.  The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right shall be determined by the Administrator and shall be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant, except that Stock Appreciation Rights may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code and the regulations thereunder. Otherwise, subject to Section 6 of the Plan and the other provisions of the Plan, the Administrator shall have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan.

(d) Stock Appreciation Right Agreement.  Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights.  A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing, the rules of Section 7(d) also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount.  Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon exercise of a Stock Appreciation Right may be in cash, in Shares of equivalent value, or in some combination thereof.

11.  Formula Awards to Outside Directors.

(a) General.  Outside Directors will be entitled to receive Awards under this Plan only pursuant to this Section 10. All grants of Awards to Outside Directors pursuant to this Section will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(b) Type of Option.  If Options are granted pursuant to this Section they will be Nonstatutory Stock Options and, except as otherwise provided herein, will be subject to the other terms and conditions of the Plan.

(c) No Discretion.  No person will have any discretion to select which Outside Directors will be granted Awards under this Section or to determine the number of Shares to be covered by such Awards (except as provided in Sections 12(h) and 13).

(d) Initial Award.  Each person who first becomes an Outside Director following the date this Plan is approved by stockholders will be automatically granted an Option to purchase 22,500 Shares (such number is prior to any applicable adjustment for the reverse stock split expected to occur in 2007) (the “Initial Award”) on or about the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that an Inside Director who ceases to be an Inside Director, but who remains a Director, will not receive an Initial Award.

(e) Annual Award.  Each Outside Director will be automatically granted an Option to purchase 10,000 Shares (such number is prior to any applicable adjustment for the reverse stock split expected to occur in 2007) (an “Annual

Award”) on each date of the annual meeting of the stockholders of the Company beginning in 2007, if as of such date, he or she will have served on the Board for at least the preceding six (6) months.

(f) Terms.  The terms of each Award granted pursuant to this Section will be as follows:

(i) The term of the Award will be ten (10) years. Notwithstanding the foregoing, the rules of Section 7(d) also will apply to Initial Awards and Annual Awards.

(ii) The exercise price for Shares subject to Awards will be one hundred percent (100%) of the Fair Market Value on the grant date.

(iii) Subject to Section 13, the Initial Award will vest and become exercisable as to twenty-five percent (25%) of the Shares subject to the Initial Option on each anniversary of its grant date, provided that the Participant continues to serve as a Director through each such date.

(iv) Subject to Section 13, the Annual Award will vest and become exercisable as to twenty-five percent (25%) of the Shares subject to the Initial Option on each three-month anniversary of the date of grant (and if there is no corresponding day, on the last day of the month), provided that the Participant continues to serve as a Director through such date.

(g) Consideration for Exercising Outside Director Options.  The consideration to be paid for the Shares to be issued upon exercise of an Initial Award or an Annual Award shall consist of any consideration permitted under Section 7(c) hereof and as set forth in the Award Agreement.

(h) Adjustments.  The Administrator in its discretion may change and otherwise revise the terms of Awards granted under this Section 10, including, without limitation, the number of Shares and exercise prices thereof, for Awards granted on or after the date the Administrator determines to make any such change or revision.

12.  Leaves of Absence/Transfer Between Locations.  Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months (the “Maximum Leave Period”), unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the day after the end of the Maximum Leave Period any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13.  Transferability of Awards.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

14.  Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall adjust the number and class of Shares that may be delivered under the Plan, the number, class, and price of Shares covered by each outstanding Award, the numerical Share limits in Sections 3 and 6 of the Plan and the number of Shares issuable pursuant to Awards to be granted under Section 10.

(b) Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control.  In the event of a merger or Change in Control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator shall not be required to treat all Awards similarly in the transaction.

In the event that the successor corporation or the Parent or Subsidiary of the successor corporation does not assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the merger or Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 13(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

15.  Tax Withholding.

(a) Withholding Requirements.  Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements.  The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

16.  No Effect on Employment or Service.  Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

17.  Date of Grant.  The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the

Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

18.  Term of Plan.  Subject to Section 21 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 18 of the Plan.

19.  Amendment and Termination of the Plan.

(a) Amendment and Termination.  The Board may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval.  The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

(c) Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20.  Conditions Upon Issuance of Shares.

(a) Legal Compliance.  Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations.  As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

21.  Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

22.  Stockholder Approval.  The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

APPENDIX D

CHARTER FOR THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF SIPEX CORPORATION

PURPOSE:

The purpose of the Audit Committee of the Board of Directors of SIPEX Corporation (the” Company”) shall be to:

•	Oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company;

•	Assist the Board in oversight and monitoring of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications, independence and performance, and (iv) the Company’s internal accounting and financial controls;

•	Prepare the report that the rules of the Securities and Exchange Commission (the “SEC”) require be included in the Company’s annual proxy statement;

•	Provide the Company’s Board with the results of its monitoring and recommendations derived therefrom; and

•	Provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board. In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe.

MEMBERSHIP:

The Audit Committee members will be appointed by the Board of Directors, and shall serve at the discretion of the Board of Directors. Unless a Chair of the Audit Committee is designated by the full Board of Directors, the members of the Audit Committee may designate a Chair by majority vote of the full Committee. The Audit Committee will consist of at least three members of the Board of Directors. Members of the Audit Committee must meet the following criteria (as well as any other criteria required by the

•	Each member will be an independent director, as defined in (i) NASDAQ Rule 4200 and (ii) the rules of the SEC;

•	Each member, in accordance with Nasdaq National Market Audit Committee requirements, for the period three years prior to and for the duration of his or her appointment, will not have participated in the preparation of the financial statements of the Company;

•	Each member will be able to read and understand fundamental financial statements, in accordance with the NASDAQ National Market Audit Committee requirements; and

•	At least one member will qualify as an audit committee financial expert, as defined by (i) the NASDAQ National Market Audit Committee requirements and (ii) the rules of the SEC.

•	Designation of any member of the Audit Committee as an audit committee financial expert shall be made on an annual basis by the full Board of Directors.

RESPONSIBILITIES:

The responsibilities of the Audit Committee shall include:

•	Reviewing on a continuing basis the adequacy and effectiveness of the Company’s system of internal control over financial reporting and disclosure controls and procedures, including meeting periodically with the

Company’s management and the independent auditors to review the adequacy of such controls and to review before release the disclosure regarding such systems required under SEC rules and reviewing before release the attestations or reports by the independent auditors related to management’s assessment of the Company’s internal control over financial reporting;

•	Appointing, compensating and overseeing the work of the independent auditors (including resolving disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•	Pre-approving audit and non-audit services provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible); in this regard, the Audit Committee shall have the sole authority to approve the hiring and firing of the independent auditors, all audit engagement fees and terms and all non-audit engagements, as may be permissible, with the independent auditors;

•	Reviewing and providing guidance with respect to the external audit and the Company’s relationship with its independent auditors by (i) reviewing the independent auditors’ proposed audit scope, approach and independence; (ii) obtaining on a periodic basis a statement from the independent auditors regarding relationships and services with the Company which may impact independence and presenting this statement to the Board of Directors, and to the extent there are relationships, monitoring and investigating them;

(iii) reviewing the independent auditors’ peer review conducted every three years;

(iv) discussing with the Company’s independent auditors the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management and any other matters described in SAS No. 61, as may be modified or supplemented; and

(v) reviewing reports submitted to the audit committee by the independent auditors in accordance with the applicable SEC requirements;

•	Reviewing the performance of the Company’s independent auditors and determining whether it is appropriate to adopt a voluntary policy of rotating independent auditors on a periodic basis (and, if and when required by the Securities and Exchange Commission, adopting a policy for the mandatory rotation of independent auditors);

•	Reviewing the experience and qualifications of the senior members of the independent auditors’ team and the quality control procedures of the independent auditors; and

•	Recommending to the Board guidelines for the Company’s hiring of employees of the independent auditors who were engaged on the Company’s account.

•	Reviewing and discussing with management and the independent auditors the annual audited financial statements and quarterly unaudited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to filing the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, respectively, with the SEC;

•	Receiving periodic reports from the Company’s independent auditors and management of the Company to review the selection, application and disclosure of the Company’s significant accounting policies and to assess the impact of other financial reporting developments that may have a bearing on the Company;

•	Directing the Company’s independent auditors to review before filing with the SEC the Company’s interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

•	Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

•	Reviewing before release the unaudited quarterly operating results in the Company’s quarterly earnings release;

•	Overseeing compliance with the requirements of the SEC for disclosure of auditor’s services and audit committee members, member qualifications and activities;

•	Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company’s financial statements;

•	Overseeing and reviewing the Company’s policies regarding information technology and management information systems;

•	If necessary, instituting special investigations with full access to all books, records, facilities and personnel of the Company;

•	Reviewing on a continuing basis the activities, organizational structure and qualifications of the Company’s internal audit/financial control function;

•	As appropriate, obtaining advice and assistance from outside legal, accounting or other advisors and retaining such persons to provide such services;

•	Overseeing compliance with the requirements of the SEC related to disclosure of the auditor’s services and fees, audit committee members and qualifications in the Company’s proxy statement;

•	Reviewing and approving in advance any proposed related party transactions;

•	Reviewing its own charter, structure, processes and membership requirements;

•	Providing a report in the Company’s proxy statement in accordance with the rules and regulations of the SEC; and

•	Establishing procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Providing for appropriate funding, as determined in the sole discretion of the Audit Committee, for payment of compensation (i) to the independent auditors for the purpose of rendering or issuing an audit report or performing other audit, review or attest services and (ii) to any legal, accounting or other advisors employed by the Audit Committee.

MEETINGS:

The Audit Committee will meet at least four times each year. The Audit Committee may establish its own schedule, which it will provide to the Board of Directors in advance. The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at such times as are appropriate to review the financial affairs of the Company. The Audit Committee will meet separately with the independent auditors of the Company, at such times as it deems appropriate to fulfill the responsibilities of the Audit Committee under this charter.

MINUTES:

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

REPORTS:

In addition to preparing the report in the Company’s proxy statement in accordance with the rules and regulations of the SEC, the Audit Committee will summarize its examinations and recommendations to the Board of Directors as may be appropriate, consistent with the Committee’s charter.

COMPENSATION:

Members of the Audit Committee shall receive such fees, if any, for their service as Audit Committee members as may be determined by the Board of Directors in its sole discretion. Such fees may include retainers or per meeting fees. Fees may be paid in such form of consideration as is determined by the Board of Directors. Members of the Audit Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board of Directors or any committee thereof.

DELEGATION OF AUTHORITY:

The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full Audit Committee at its scheduled meetings.

DETACH HERE
PROXY
SIPEX CORPORATION
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
November 30, 2006
SOLICITED BY THE BOARD OF DIRECTORS
     The undersigned stockholder of Sipex Corporation, a Delaware corporation (the “Corporation”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated November 30th 2006 and hereby appoints Ralph Schmitt and Clyde R. Wallin, and each of them, its true and lawful agents and proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at the Corporation’s corporate offices, located at 233 South Hillview Drive, Milpitas, California 95035 on Thursday, November 30th 2006 at 10:00 a.m., local time, and at any adjournments or postponements thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all the matters set forth on the reverse side.

[SEE REVERSE SIDE]	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	[SEE REVERSE SIDE]

DETACH HERE
☑           PLEASE MARK VOTES AS IN THIS EXAMPLE.
THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.
1.	TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-THREE REVERSE SPLIT OF THE OUTSTANDING SHARES OF SIPEX’S COMMON STOCK

☐ FOR ☐ AGAINST ☐ ABSTAIN
2.	TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO RESET THE TERMS OF THE CLASSES OF MEMBERS OF THE BOARD OF DIRECTORS

☐ FOR ☐ AGAINST ☐ ABSTAIN
3A.	ELECTION OF DIRECTORS IF PROPOSAL 2 IS APPROVED BY THE STOCKHOLDERS

WITHHELD
	DIRECTOR	FOR ALL	FROM ALL
NOMINEES	CLASS	NOMINEES	NOMINEES
Thomas Redfern	I	☐	☐
John Arnold	I
Ralph Schmitt	II
Brian Hilton	II
Dan Casey	III
Pierre Guilbault	III
Alan Krock	III
☐
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided above.)
3B.	ELECTION OF DIRECTORS IF PROPOSAL 2 IS NOT APPROVED BY THE STOCKHOLDERS

WITHHELD
	DIRECTOR	FOR ALL	FROM ALL
NOMINEES	CLASS	NOMINEES	NOMINEES
Brian Hilton	II	☐	☐
John Arnold	II
Pierre Guilbault	II
Alan Krock	III
Ralph Schmitt	III
☐
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided above.)
4.	TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 30, 2006

☐ FOR ☐ AGAINST ☐ ABSTAIN
5.	TO APPROVE THE 2006 EQUITY INCENTIVE PLAN

☐ FOR ☐ AGAINST ☐ ABSTAIN
and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournments or postponements thereof.
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐
(This proxy should be dated and must be signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants of a community property, both should sign.)

Signature:	Date:

Signature:	Date: